Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Financial Data” and our audited consolidated financial statements and accompanying notes included elsewhere in this Report.

Special Note Regarding Forward-Looking Statements

Some of the statements in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, and elsewhere in this Annual Report on Form 10-K, are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of this Report. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

Outlook

Despite high unemployment rates, increased foreclosures and tightening credit standards, recent demand trends in the communities in which we are selling homes indicate that the markets may be stabilizing as more confident homebuyers are taking advantage of increased affordability resulting from declining home prices, historically low interest rates and government stimulus programs. We are optimistic that homebuyers have recognized that the residential housing market is improving and will continue to take advantage of the government stimulus, which includes new tax legislation that extended the homebuyer tax credit through April 30, 2010 and expanded it to include other than first time homebuyers.

We ended the year with $1.3 billion in cash and a Lennar Homebuilding debt-to-total capital ratio, net of Lennar Homebuilding cash, of 36.9%. Additionally, as a result of tax legislation that was enacted in our fourth quarter, we will receive a tax refund of approximately $320 million in early 2010. We extended our debt maturities by issuing $400 million of senior notes maturing in 2017 and retiring $448 million of senior notes and other debt. We also issued $225 million of stock under our $275 million equity draw down program. These transactions provide us additional financial flexibility and capital for new investment opportunities such as adding new communities with high return expectations, investing in long-term, strategic joint ventures (similar to Newhall) and investing in distressed opportunities.

We continue to focus on the basics of our homebuilding operations as we strategically position our company for a potential return to profitability in 2010. In late 2008, we experienced higher cancellation rates resulting in an increase in completed, unsold inventory. In early 2009 we were able to convert our completed, unsold inventory into cash by offering higher sales incentives. Additionally, in 2009 we continued focusing on refining our product offering, reducing the number of floor plans and targeting first time and value oriented homebuyers. These more efficient product offerings have significantly reduced our construction costs and allowed us to meet our customers’ demands. These cost savings, combined with reduced sales incentives, improved our gross margins throughout the second half of 2009. We also reduced S,G&A expenses by right-sizing our overhead levels which should allow for leveraging additional volume. Our homebuilding divisions are focused on operating at profitable levels and generating positive cash flow in 2010.

Results of Operations

Overview

Our net loss attributable to Lennar in 2009 was $417.1 million, or $2.45 per basic and diluted share, compared to a net loss attributable to Lennar of $1,109.1 million, or $7.01 per basic and diluted share, in 2008. Our net loss attributable to Lennar in 2009 was reduced by the benefit for income taxes of $314.3 million. The current year net loss attributable to Lennar was attributable to the challenging market conditions that have persisted during 2009 and has impacted all of our homebuilding operations. Our gross margin percentage decreased in 2009, compared to 2008, primarily due to an increase in valuation adjustments as a percentage of home sales revenue and a decrease in the average sales price of homes delivered during 2009, compared to 2008.

The following table sets forth financial and operational information for the years indicated related to our operations.

	Years Ended November 30,
	2009	2008	2007
	(Dollars in thousands, except average sales price)
Lennar Homebuilding revenues:
Sales of homes	$2,776,850	4,150,717	9,462,940
Sales of land	57,435	112,321	267,312

Total Lennar Homebuilding revenues	2,834,285	4,263,038	9,730,252

Lennar Homebuilding costs and expenses:
Cost of homes sold	2,524,850	3,641,090	8,892,268
Cost of land sold	236,277	245,536	1,928,451
Selling, general and administrative	449,259	655,255	1,368,358

Total Lennar Homebuilding costs and expenses	3,210,386	4,541,881	12,189,077

Lennar Homebuilding operating margins	(376,101)	(278,843)	(2,458,825)
Equity in loss from unconsolidated entities	(130,917)	(59,156)	(362,899)
Other expense, net	(98,425)	(172,387)	(50,221)
Other interest expense	(70,850)	(27,594)	(25,808)
Gain on recapitalization of unconsolidated entity	—	133,097	175,879
Goodwill impairments	—	—	(190,198)

Lennar Homebuilding operating loss	(676,293)	(404,883)	(2,912,072)

Lennar Financial Services revenues	285,102	312,379	456,529
Lennar Financial Services costs and expenses (1)	249,120	343,369	450,409

Lennar Financial Services operating earnings (loss)	35,982	(30,990)	6,120

Rialto Investments costs and expenses	2,528	—	—

Rialto Investments operating loss	(2,528)	—	—

Total operating loss	(642,839)	(435,873)	(2,905,952)
Corporate general and administrative expenses	(117,565)	(129,752)	(173,202)

Loss before income taxes	$(760,404)	(565,625)	(3,079,154)

Gross margin on home sales	9.1%	12.3%	6.0%

SG&A expenses as a % of revenues from home sales	16.2%	15.8%	14.5%

Operating margin as a % of revenues from home sales	(7.1)%	(3.5)%	(8.4)%

Gross margin on home sales excluding valuation adjustments (2)	15.6%	17.0%	13.9%

Operating margin as a % of revenues from home sales excluding valuation adjustments (2)	(0.6)%	1.2%	(0.5)%

Average sales price	$243,000	270,000	297,000

(1)	Lennar Financial Services costs and expenses for the year ended November 30, 2008 include a $27.2 million impairment of goodwill.
(2)	Gross margin on home sales excluding valuation adjustments and operating margin as a percentage of revenues from home sales excluding valuation adjustments are non-GAAP financial measures disclosed by certain of our competitors and have been presented because we find it useful in evaluating our performance and believe that it helps readers of our financial statements compare our operations with those of our competitors. See the Non-GAAP Financial Measure section.

2009 versus 2008

Revenues from home sales decreased 33% in the year ended November 30, 2009 to $2.8 billion from $4.2 billion in 2008. Revenues were lower primarily due to a 26% decrease in the number of home deliveries, excluding unconsolidated entities, and a 10% decrease in the average sales price of homes delivered in 2009. New home deliveries, excluding unconsolidated entities, decreased to 11,422 homes in the year ended November 30, 2009 from 15,344 homes last year. In the year ended November 30, 2009, new home deliveries were lower in each of our homebuilding segments and Homebuilding Other, compared to 2008. The average sales price of homes delivered decreased to $243,000 in the year ended November 30, 2009 from $270,000 in 2008. Sales incentives offered to homebuyers were $44,800 per home delivered in the year ended November 30, 2009, compared to $48,700 per home delivered last year.

Gross margins on home sales were $252.0 million, or 9.1%, in the year ended November 30, 2009, which included $180.2 million of valuation adjustments, compared to gross margins on home sales of $509.6 million, or 12.3%, in the year ended November 30, 2008, which included $195.5 million of valuation adjustments. Gross margins on home sales excluding valuation adjustments were $432.2 million, or 15.6%, in the year ended November 30, 2009, compared to $705.1 million, or 17.0%, in 2008. Gross margin percentage on home sales, excluding valuation adjustments, decreased compared to last year, due primarily to reduced sales prices. Gross margins on home sales excluding valuation adjustments is a Non-GAAP financial measure, which is discussed in the Non-GAAP Financial Measure section.

Lennar Homebuilding interest expense was $147.4 million in the year ended November 30, 2009 ($67.4 million was included in cost of homes sold, $9.2 million in cost of land sold and $70.9 million in other interest expense), compared to $130.4 million in the year ended November 30, 2008 ($99.3 million was included in cost of homes sold, $3.4 million in cost of land sold and $27.6 million in other interest expense). Despite a decrease in deliveries during the year ended November 30, 2009, compared to last year, interest expense increased primarily due to the interest related to the $400 million 12.25% senior notes due 2017 issued during the second quarter of 2009, as well as a reduction in qualifying assets eligible for interest capitalization as a result of a decrease in inventories from prior year.

Our Lennar Homebuilding debt to total capital ratio as of November 30, 2009 was 53.1%, compared to 49.2% as of November 30, 2008. Our net Lennar Homebuilding debt to total capital ratio as of November 30, 2009 was 36.9% compared to 35.7% as of November 30, 2008. The net Lennar Homebuilding debt to total capital ratio consists of net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders’ equity).

Selling, general and administrative expenses were reduced by $206.0 million, or 31%, in the year ended November 30, 2009, compared to last year, primarily due to reductions in associate headcount, variable selling expenses and fixed costs. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 16.2% in the year ended November 30, 2009, from 15.8% in 2008, due to lower revenues.

Losses on land sales totaled $178.8 million in the year ended November 30, 2009, which included $108.9 million of valuation adjustments and $84.4 million of write-offs of deposits and pre-acquisition costs related to homesites under option that we do not intend to purchase. In the year ended November 30, 2008, losses on land sales totaled $133.2 million, which included $47.8 million of valuation adjustments and $97.2 million of write-offs of deposits and pre-acquisition costs related to homesites that were under option.

Equity in loss from unconsolidated entities was $130.9 million in the year ended November 30, 2009, which included $101.9 million of our share of valuation adjustments related to assets of unconsolidated entities in which we have investments, compared to equity in loss from unconsolidated entities of $59.2 million in the year ended November 30, 2008, which included $32.2 million of our share of valuation adjustments related to assets of unconsolidated entities in which we have investments.

Other expense, net totaled $98.4 million in the year ended November 30, 2009, which included $89.0 million of valuation adjustments to our investments in unconsolidated entities and $9.7 million of write-offs of notes and other receivables, compared to other expense, net of $172.4 million in the year ended November 30, 2008, which included $172.8 million of valuation adjustments to our investments in unconsolidated entities and $25.0 million of write-offs of notes and other receivables.

Net loss attributable to noncontrolling interests was $28.9 million in the year ended November 30, 2009, which included $13.6 million of net loss attributable to noncontrolling interests as a result of $27.2 million of valuation adjustments to inventories of 50%-owned consolidated joint ventures, compared to net loss attributable to noncontrolling interests of $4.1 million in the year ended November 30, 2008.

Sales of land, equity in loss from unconsolidated entities, other expense, net and net loss attributable to noncontrolling interests may vary significantly from period to period depending on the timing of land sales and other transactions entered into by us and unconsolidated entities in which we have investments.

Operating earnings for the Lennar Financial Services segment was $36.0 million in the year ended November 30, 2009, compared to an operating loss of $31.0 million last year. The increase in profitability in the Lennar Financial Services segment was primarily due to lower fixed costs as a result of successful cost reduction initiatives implemented throughout the downturn. In addition, in the year ended November 30, 2008, there was a $27.2 million write-off of goodwill related to the segment’s mortgage operations, compared to no write-off in the year ended November 30, 2009.

Operating loss for the Rialto Investments segment was $2.5 million in the year ended November 30, 2009, which related primarily to general and administrative expenses incurred to start up the Rialto Investments segment.

Corporate general and administrative expenses were reduced by $12.2 million, or 9%, for the year ended November 30, 2009, compared to 2008. As a percentage of total revenues, corporate general and administrative expenses increased to 3.8% in the year ended November 30, 2009, from 2.8% last year, due to lower revenues.

        A reduction of the carrying amounts of deferred tax assets by a valuation allowance is required, if based on available evidence, it is more likely than not that such assets will not be realized. As a result of our net operating loss during the year ended November 30, 2009, we generated deferred tax assets of $269.6 million and recorded a non-cash valuation allowance against the entire amount of the deferred tax assets. In addition, we recorded a reversal of our deferred tax asset valuation allowance of $351.8 million during the fourth quarter of 2009, primarily due to a change in tax legislation, which allowed us to carry back our fiscal year 2009 tax loss to recover previously paid income taxes.

At November 30, 2009, we owned 82,703 homesites and had access to an additional 21,173 homesites through either option contracts with third parties or agreements with unconsolidated entities in which we have investments. At November 30, 2009, 2% of the homesites we owned were subject to home purchase contracts. Our backlog of sales contracts was 1,631 homes ($479.6 million) at November 30, 2009, compared to 1,599 homes ($456.3 million) at November 30, 2008.

2008 versus 2007

Revenues from home sales decreased 56% in the year ended November 30, 2008 to $4.2 billion from $9.5 billion in 2007. Revenues were lower primarily due to a 51% decrease in the number of home deliveries, excluding unconsolidated entities, and a 9% decrease in the average sales price of homes delivered in 2008. New home deliveries, excluding unconsolidated entities, decreased to 15,344 homes in the year ended November 30, 2008 from 31,582 homes in 2007. In the year ended November 30, 2008, new home deliveries were lower in each of our homebuilding segments and Homebuilding Other, compared to 2007. The average sales price of homes delivered decreased to $270,000 in the year ended November 30, 2008 from $297,000 in 2007, due to reduced pricing. Sales incentives offered to homebuyers were $48,700 and $48,000 per home delivered, respectively, in the years ended November 30, 2008 and 2007.

Gross margins on home sales were $509.6 million, or 12.3%, in the year ended November 30, 2008, which included $195.5 million of valuation adjustments, compared to gross margins on home sales of $570.7 million, or 6.0%, in the year ended November 30, 2007, which included $747.8 million of valuation adjustments. Gross margins on home sales excluding valuation adjustments were $705.1 million, or 17.0%, in the year ended November 30, 2008, compared to $1,318.5 million, or 13.9%, in 2007. Gross margin percentage on home sales, excluding valuation adjustments, improved compared to 2007 primarily due to our lower inventory basis and continued focus on repositioning our product and reducing construction costs. Gross margins on home sales excluding valuation adjustments is a non-GAAP financial measure which is discussed in the Non-GAAP Financial Measure section.

Lennar Homebuilding interest was $130.4 million in 2008 ($99.3 million was included in cost of homes sold, $3.4 million in cost of land sold and $27.6 million in other interest expense), compared to $203.7 million in 2007 ($168.5 million was included in cost of homes sold, $9.4 million in cost of land sold and $25.8 million in other interest expense). The decrease in interest expense was due to lower interest costs resulting from lower average debt during 2008, as well as decreased deliveries during 2008, compared to 2007.

Our Lennar Homebuilding debt to total capital ratio as of November 30, 2008 was 49.2%, compared to 37.5% as of November 30, 2007. Our net Lennar Homebuilding debt to total capital ratio as of November 30, 2008 was 35.7% compared to 30.2% as of November 30, 2007. The net Lennar Homebuilding debt to total capital ratio consists of net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders’ equity).

Selling, general and administrative expenses were reduced by $713.1 million, or 52%, in the year ended November 30, 2008, compared to 2007, primarily due to the consolidation of divisions, which resulted in reductions in associate headcount, variable selling expense and fixed costs. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 15.8% in the year ended November 30, 2008, from 14.5% in 2007, due to lower revenues.

Losses on land sales totaled $133.2 million in the year ended November 30, 2008, which included $47.8 million of valuation adjustments and $97.2 million of write-offs of deposits and pre-acquisition costs related to homesites that were under option. In the year ended November 30, 2007, losses on land sales totaled $1,661.1 million, which included $1,167.3 million of valuation adjustments and $530.0 million of write-offs of deposits and pre-acquisition costs related to homesites that were under option.

Equity in loss from unconsolidated entities was $59.2 million in the year ended November 30, 2008, which included $32.2 million of our share of valuation adjustments related to assets of unconsolidated entities in which we have investments, compared to equity in loss from unconsolidated entities of $362.9 million in the year ended November 30, 2007, which included $364.2 million of our share of valuation adjustments related to assets of unconsolidated entities in which we have investments.

Other expense, net totaled $172.4 million in the year ended November 30, 2008, which included $172.8 million of valuation adjustments to our investments in unconsolidated entities and $25.0 million of write-offs of notes and other receivables, compared to other expense, net of $50.2 million in the year ended November 30, 2007, which included $132.2 million of valuation adjustments to our investments in unconsolidated entities.

Net loss attributable to noncontrolling interests was ($4.1) million in the year ended November 30, 2008, compared to net income attributable to noncontrolling interests of $1.9 million in the year ended November 30, 2007.

Due to the termination of our rights to purchase certain assets from our LandSource unconsolidated joint venture, we recognized deferred profit of $101.3 million in the year ended November 30, 2008 (net of $31.8 million of write-offs of option deposits and pre-acquisition costs and other write-offs) related to the 2007 recapitalization of LandSource.

Sales of land, equity in loss from unconsolidated entities, other expense, net and noncontrolling interest income (expense), net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by us and unconsolidated entities in which we have investments.

        Operating loss for the Lennar Financial Services segment was $31.0 million in the year ended November 30, 2008, compared to operating earnings of $6.1 million in 2007. The decline in profitability was primarily due to a goodwill impairment of $27.2 million related to the segment’s mortgage operations and fewer transactions in the segment’s title and mortgage operations.

Corporate general and administrative expenses were reduced by $43.5 million, or 25%, for the year ended November 30, 2008, compared to 2007. As a percentage of total revenues, corporate general and administrative expenses increased to 2.8% in the year ended November 30, 2008, from 1.7% in 2007, due to lower revenues.

A reduction of the carrying amounts of deferred tax assets by a valuation allowance is required, if based on available evidence, it is more likely than not that such assets will not be realized. As a result of our operational results for the year ended November 30, 2008, we incurred cumulative losses over the evaluation period we established. Accordingly, based on our evaluation of available evidence including our cumulative losses in the evaluation period, our current level of profits and losses and current market conditions, we recorded a $730.8 million non-cash valuation allowance against our deferred tax assets during the year ended November 30, 2008.

At November 30, 2008, we owned 74,681 homesites and had access to an additional 38,589 homesites through either option contracts with third parties or agreements with unconsolidated entities in which we have investments. At November 30, 2008, 2% of the homesites we owned were subject to home purchase contracts. Our backlog of sales contracts was 1,599 homes ($456.3 million) at November 30, 2008, compared to 4,009 homes ($1,384.1 million) at November 30, 2007. The lower backlog was attributable to challenged market conditions that persisted throughout 2008, which resulted in lower new orders in 2008, compared to 2007.

Non-GAAP Financial Measure

Gross margins on home sales excluding valuation adjustments is a non-GAAP financial measure, and is defined by us as sales of homes revenue less cost of homes sold excluding valuation adjustments recorded during the period. Management finds this to be an important and useful measure in evaluating our performance because it discloses the profit we generate on homes we actually delivered during the period, as our valuation adjustments relate to inventory that we did not deliver during the period. Gross margins on home sales excluding valuation adjustments also is important to our management, because it assists our management in making strategic decisions regarding our construction pace, product mix and product pricing based upon the profitability we generated on homes we actually delivered during previous periods. We believe investors also find gross margins on home sales excluding valuation adjustments to be important and useful because it discloses a profitability measure on homes we actually delivered in a period that can be compared to the profitability on homes we delivered in a prior period without regard to the variability of valuation adjustments recorded from period to period. In addition, to the extent that our competitors provide similar information, disclosure of our gross margins on home sales excluding valuation adjustments helps readers of our financial statements compare our ability to generate profits with regard to the homes we deliver in a period to our competitors’ ability to generate profits with regard to the homes they deliver in the same period.

Although management finds gross margins on home sales excluding valuation adjustments to be an important measure in conducting and evaluating our operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by our company during the period. This is because it excludes charges we recorded relating to inventory that was impaired during the period. In addition, because gross margins on home sales excluding valuation adjustments is a financial measure that is not calculated in accordance with generally accepted accounting principles (“GAAP”), it may not be completely comparable to similarly titled measures of our competitors due to differences in methods of calculation and charges being excluded. Our management compensates for the limitations of using gross margins on home sales excluding valuation adjustments by using this non-GAAP measure only to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our operations. In order to analyze our overall performance and actual profitability relative to our homebuilding operations, we also compare our gross margins on home sales during the period, inclusive of valuation adjustments, with the same measure during prior comparable periods. Due to the limitations discussed above, gross margins on home sales excluding valuation adjustments should not be viewed in isolation as it is not a substitute for GAAP measures of gross margins.

The table set forth below reconciles our gross margins on home sales excluding valuation adjustments for the years ended November 30, 2009, 2008 and 2007 to our gross margins on home sales for the years ended November 30, 2009, 2008 and 2007:

	Years Ended November 30,
	2009	2008	2007
	(In thousands)
Sales of homes	$2,776,850	4,150,717	9,462,940
Cost of homes sold	2,524,850	3,641,090	8,892,268

Gross margins on home sales	252,000	509,627	570,672
Valuation adjustments to finished homes, CIP and land on which we intend to build homes	180,239	195,518	747,843

Gross margins on homes sales excluding valuation adjustments	$432,239	705,145	1,318,515

Homebuilding Segments

        Our Homebuilding operations construct and sell homes primarily for first-time, move-up and active adult homebuyers primarily under the Lennar brand name. In addition, our homebuilding operations also purchase, develop and sell land to third parties. In certain circumstances, we diversify our operations through strategic alliances and attempt to minimize our risks by investing with third parties in joint ventures.

        We have grouped our homebuilding activities into four reportable segments, which we refer to as Homebuilding East, Homebuilding Central, Homebuilding West and Homebuilding Houston. Information about homebuilding activities in states that do not have economic characteristics that are similar to those in other states in the same geographic is grouped under “Homebuilding Other.” Reference in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to homebuilding segments are to those reportable segments.

At November 30, 2009, our reportable homebuilding segments and Homebuilding Other consisted of homebuilding operations located in:

  East: Florida, Maryland, New Jersey and Virginia.

  Central: Arizona, Colorado and Texas. (1)

  West: California and Nevada.

  Houston: Houston, Texas.

  Other: Illinois, Minnesota, New York, North Carolina and South Carolina.

(1)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

The following tables set forth selected financial and operational information related to our homebuilding operations for the years indicated:

Selected Financial and Operational Data

	Years Ended November 30,
	2009	2008	2007
	(In thousands)
Revenues:
East:
Sales of homes	$844,689	1,252,725	2,691,198
Sales of land	27,569	23,033	63,452

Total East	872,258	1,275,758	2,754,650

Central:
Sales of homes	361,273	512,957	1,549,020
Sales of land	5,910	20,153	56,819

Total Central	367,183	533,110	1,605,839

West:
Sales of homes	810,459	1,408,051	3,460,667
Sales of land	15,778	32,112	83,045

Total West	826,237	1,440,163	3,543,712

Houston:
Sales of homes	429,127	542,288	815,250
Sales of land	5,691	8,565	23,000

Total Houston	434,818	550,853	838,250

Other:
Sales of homes	331,302	434,696	946,805
Sales of land	2,487	28,458	40,996

Total Other	333,789	463,154	987,801

Total Lennar Homebuilding revenues	$2,834,285	4,263,038	9,730,252

	Years Ended November 30,
	2009	2008	2007
	(In thousands)
Operating earnings (loss):
East:
Sales of homes	$(70,878)	(37,361)	(366,153)
Sales of land	(92,968)	(41,242)	(400,830)
Equity in loss from unconsolidated entities	(5,660)	(31,422)	(58,069)
Other expense, net	(11,900)	(37,633)	(11,151)
Other interest expense	(24,847)	(9,376)	(9,759)
Goodwill impairments	—	—	(46,274)

Total East	(206,253)	(157,034)	(892,236)

Central:
Sales of homes	(39,309)	(67,124)	(110,663)
Sales of land	406	(11,330)	(142,330)
Equity in loss from unconsolidated entities	(8,143)	(1,310)	(25,378)
Other expense, net	(13,371)	(9,954)	(12,938)
Other interest expense	(10,223)	(5,369)	(5,896)
Goodwill impairments	—	—	(31,293)

Total Central	(70,640)	(95,087)	(328,498)

West:
Sales of homes	(80,294)	(67,757)	(347,018)
Sales of land	(48,125)	(74,987)	(950,316)
Equity in loss from unconsolidated entities	(114,373)	(25,113)	(274,267)
Other expense, net	(66,568)	(100,597)	(28,272)
Other interest expense	(21,710)	(8,339)	(10,132)
Gain on recapitalization of unconsolidated entity	—	133,097	175,879
Goodwill impairments	—	—	(43,955)

Total West	(331,070)	(143,696)	(1,478,081)

Houston:
Sales of homes	25,854	39,897	76,378
Sales of land	(3,424)	807	1,151
Equity in loss from unconsolidated entities	(1,801)	(920)	(752)
Other income (expense), net	(900)	(978)	2,878
Other interest expense	(3,287)	—	—

Total Houston	16,442	38,806	79,655

Other:
Sales of homes	(32,632)	(13,283)	(50,230)
Sales of land	(34,731)	(6,463)	(168,814)
Equity in loss from unconsolidated entities	(940)	(391)	(4,433)
Other expense, net	(5,686)	(23,226)	(738)
Other interest expense	(10,783)	(4,509)	(21)
Goodwill impairments	—	—	(68,676)

Total Other	(84,772)	(47,872)	(292,912)

Total Lennar Homebuilding operating loss	$(676,293)	(404,883)	(2,912,072)

Summary of Homebuilding Data

Deliveries

	For the Years Ended November 30,
	Homes
	2009	2008	2007
East	3,817	4,957	9,840
Central	1,796	2,442	7,020
West	2,480	4,031	8,739
Houston	2,150	2,736	4,380
Other	1,235	1,569	3,304

Total	11,478	15,735	33,283

Of the total home deliveries above, 56, 391 and 1,701, respectively, represent deliveries from unconsolidated entities for the years ended November 30, 2009, 2008 and 2007.

	For the Years Ended November 30,
	Dollar Value (In thousands)			Average Sales Price
	2009	2008	2007	2009	2008	2007
East	$844,689	1,276,454	2,839,959	221,000	258,000	289,000
Central	361,273	512,957	1,549,020	201,000	210,000	221,000
West	856,285	1,519,219	3,764,510	345,000	377,000	431,000
Houston	429,127	542,288	815,250	200,000	198,000	186,000
Other	331,852	504,336	1,011,179	269,000	321,000	306,000

Total	$2,823,226	4,355,254	9,979,918	246,000	277,000	300,000

Of the total dollar value of home deliveries above, $46.4 million, $204.5 million and $517.0 million, respectively, represent the dollar value of home deliveries from unconsolidated entities for the years ended November 30, 2009, 2008 and 2007. The home deliveries from unconsolidated entities had an average sales price of $828,000, $523,000 and $304,000, respectively, for the years ended November 30, 2009, 2008 and 2007.

Sales Incentives (1)

	For the Years Ended November 30,
	2009	(In thousands) 2008	2007
East	$190,600	260,118	543,727
Central	65,448	97,136	231,603
West	129,476	253,732	577,734
Houston	72,480	67,408	67,637
Other	54,030	68,124	95,133

Total	$512,034	746,518	1,515,834

	For the Years Ended November 30,
	Average Sales Incentives Per Home Delivered			Sales Incentives as a % of Revenue
	2009	2008	2007	2009	2008	2007
East	$49,900	53,400	60,800	18.4%	17.2%	16.9%
Central	36,400	39,800	33,000	15.4%	15.9%	13.0%
West	53,400	66,600	71,600	13.8%	15.3%	14.3%
Houston	33,700	24,600	15,400	14.4%	11.1%	7.7%
Other	43,800	45,900	30,100	14.0%	13.6%	9.1%

Total	$44,800	48,700	48,000	15.6%	15.3%	13.9%

(1)	Sales incentives relate to home deliveries during the period, excluding deliveries by unconsolidated entities.

New Orders (2)

	Years Ended November 30,
	Homes
	2009	2008	2007
East	3,710	3,953	7,492
Central	1,840	2,280	5,055
West	2,569	3,396	6,765
Houston	2,130	2,416	3,621
Other	1,261	1,346	2,820

Total	11,510	13,391	25,753

Of the new orders above, 58, 174 and 1,091, respectively, represent new orders from unconsolidated entities for the years ended November 30, 2009, 2008 and 2007.

	Years Ended November 30,
	Dollar Value (In thousands)			Average Sales Price
	2009	2008	2007	2009	2008	2007
East	$820,209	910,749	1,976,047	221,000	230,000	264,000
Central	373,084	470,721	1,021,704	203,000	206,000	202,000
West	892,002	1,249,733	2,857,727	347,000	368,000	422,000
Houston	432,380	471,733	683,605	203,000	195,000	189,000
Other	328,858	357,718	825,222	261,000	266,000	293,000

Total	$2,846,533	3,460,654	7,364,305	247,000	258,000	286,000

Of the total dollar value of new orders above, $41.5 million, $97.5 million and $273.5 million, respectively, represent the dollar value of new orders from unconsolidated entities for the years ended November 30, 2009, 2008 and 2007. The new orders from unconsolidated entities had an average sales price of $716,000, $560,000 and $251,000, respectively, for the years ended November 30, 2009, 2008 and 2007.

(2)	New orders represent the number of new sales contracts executed by homebuyers, net of cancellations, during the years ended November 30, 2009, 2008 and 2007.

Backlog

	November 30,
	Homes
	2009	2008	2007
East	682	787	1,797
Central	167	123	285
West	336	247	942
Houston	249	269	589
Other	197	173	396

Total	1,631	1,599	4,009

Of the total homes in backlog above, 9 homes, 8 homes and 364 homes, respectively, represent homes in backlog from unconsolidated entities at November 30, 2009, 2008 and 2007.

	November 30,
	Dollar Value (In thousands)			Average Sales Price
	2009	2008	2007	2009	2008	2007
East	$179,175	202,791	587,100	263,000	258,000	327,000
Central	36,158	23,736	67,344	217,000	193,000	236,000
West	143,868	108,779	408,280	428,000	440,000	433,000
Houston	60,876	57,785	128,340	244,000	215,000	218,000
Other	59,494	63,179	193,073	302,000	365,000	488,000

Total	$479,571	456,270	1,384,137	294,000	285,000	345,000

Of the total dollar value of homes in backlog above, $7.2 million, $12.5 million and $182.7 million, respectively, represent the dollar value of homes in backlog from unconsolidated entities at November 30, 2009, 2008 and 2007. The homes in backlog from unconsolidated entities had an average sales price of $804,000, $1,558,000 and $502,000, respectively, at November 30, 2009, 2008 and 2007.

Backlog represents the number of homes under sales contracts. Homes are sold using sales contracts, which are generally accompanied by sales deposits. In some instances, purchasers are permitted to cancel sales if they fail to qualify for financing or under certain other circumstances. We experienced cancellation rates in our homebuilding segments and Homebuilding Other as follows:

	Years Ended November 30,
	2009	2008	2007
Cancellation Rates
East	22%	31%	34%
Central	17%	22%	29%
West	15%	24%	29%
Houston	19%	27%	32%
Other	16%	23%	20%

Total	18%	26%	30%

During the fourth quarter of 2009, our cancellation rate was 20%. Our cancellation rate during 2009 decreased to a historically normal level. We do not recognize revenue on homes under sales contracts until the sales are closed and title passes to the new homeowners, except for our multi-level residential buildings under construction for which revenue was recognized under percentage-of-completion accounting during 2007. In 2008 and 2009, we did not recognize revenues and expenses under percentage-of-completion accounting for our multi-level residential buildings under construction.

2009 versus 2008

East: Homebuilding revenues decreased in 2009, compared to 2008, primarily due to a decrease in the number of home deliveries and in the average sales price of homes delivered in all of the states in this segment. Gross margins on home sales were $36.2 million, or 4.3%, in 2009 including valuation adjustments of $73.7 million, compared to gross margins on home sales of $164.5 million, or 13.1%, in 2008 including $76.8 million of valuation adjustments. Gross margins on home sales excluding valuation adjustments were $109.8 million, or 13.0%, in 2009, compared to $241.3 million, or 19.3%, in 2008. Gross margin percentage on home sales, excluding valuation adjustments, decreased compared to last year due to reduced pricing and higher sales incentives offered to homebuyers as a percentage of revenues from home sales (18.4% in 2009 and 17.2% in 2008).

Losses on land sales were $93.0 million in 2009 (including $64.1 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $37.0 million of valuation adjustments), compared to losses on land sales of $41.2 million in 2008 (including $19.0 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $23.3 million of valuation adjustments).

Central: Homebuilding revenues decreased in 2009, compared to 2008, primarily due to a decrease in the number of home deliveries in all of the states in this segment and a decrease in the average sales price of homes delivered in Arizona, partially offset by a slight increase in the average selling price in Colorado and Texas, excluding Houston. Gross margins on home sales were $29.2 million, or 8.1%, in 2009 including valuation adjustments of $13.6 million, compared to gross margins on home sales of $31.8 million, or 6.2%, in 2008 including $28.1 million of valuation adjustments. Gross margins on home sales excluding valuation adjustments were $42.8 million, or 11.9%, in 2009, compared to $59.9 million, or 11.7%, in 2008. Sales incentives offered to homebuyers as a percentage of revenues from home sales were 15.4% in 2009 and 15.9% in 2008.

Gross profits on land sales were $0.4 million in 2009 (net of $0.1 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $1.3 million of valuation adjustments), compared to losses on land sales of $11.3 million in 2008 (including $6.0 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $12.4 million of valuation adjustments).

West: Homebuilding revenues decreased in 2009, compared to 2008, primarily due to a decrease in the number of home deliveries and average sales price of homes delivered in all of the states in this segment. Gross margins on home sales were $92.8 million, or 11.5%, in 2009 including valuation adjustments of $64.1 million, compared to gross margins on home sales of $154.1 million, or 10.9%, in 2008 including $75.6 million of valuation adjustments. Gross margins on home sales excluding valuation adjustments were $156.9 million, or 19.4%, in 2009, compared to $229.7 million, or 16.3%, in 2008. Gross margin percentage on home sales, excluding valuation adjustments, increased compared to last year primarily due to a decrease of sales incentives offered to homebuyers as a percentage of home sales revenues (13.8% in 2009, compared to 15.3% in 2008).

Losses on land sales were $48.1 million in 2009 (including $13.9 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $38.7 million of valuation adjustments), compared to losses on land sales of $75.0 million in 2008 (including $62.4 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $11.1 million of valuation adjustments).

Houston: Homebuilding revenues decreased in 2009, compared to 2008, primarily due to a decrease in the number of home deliveries in this segment. Gross margins on home sales were $75.3 million, or 17.5%, in 2009 including valuation adjustments of $1.1 million, compared to gross margins on home sales of $103.9 million, or 19.2%, in 2008 including $2.3 million of valuation adjustments. Gross margins on home sales excluding valuation adjustments were $76.4 million, or 17.8%, in 2009, compared to $106.2 million, or 19.6%, in 2008. Gross margin percentage on home sales, excluding valuation adjustments, decreased compared to last year primarily due to higher sales incentives offered to homebuyers as a percentage of revenues from home sales (14.4% in 2009, compared to 11.1% in 2008).

Losses on land sales were $3.4 million in 2009 (including $2.5 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $0.7 million of valuation adjustments), compared to gross profits on land sales of $0.8 million in 2008 (net of $0.7 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $0.1 million of valuation adjustments).

Other: Homebuilding revenues decreased in 2009, compared to 2008, primarily due to a decrease in the number of home deliveries in all of the states in Homebuilding Other except in North and South Carolina combined, and a decrease in the average sales price of homes delivered in North and South Carolina combined and Minnesota. Gross margins on home sales were $18.5 million, or 5.6% in 2009 including valuation adjustments of $27.8 million, compared to gross margins on home sales of $55.3 million, or 12.7%, in 2008 including $12.7 million of valuation adjustments. Gross margins on home sales excluding valuation adjustments were $46.2 million, or 14.0%, in 2009, compared to $68.0 million, or 15.7%, in 2008. Gross margin percentage on home sales, excluding valuation adjustments, decreased compared to last year due to reduced pricing and higher sales incentives offered to homebuyers as a percentage of revenues from home sales (14.0% in 2009, compared to 13.6% in 2008).

Losses on land sales were $34.7 million in 2009 (including $3.8 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $31.2 million of valuation adjustments), compared to losses on land sales of $6.5 million in 2008 (including $9.0 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $0.9 million of valuation adjustments).

2008 versus 2007

East: Homebuilding revenues decreased in 2008, compared to 2007, primarily due to a decrease in the number of home deliveries and in the average sales price of homes delivered in all of the states in this segment. Gross margins on home sales were $164.5 million, or 13.1%, in 2008 including valuation adjustments of $76.8 million, compared to gross margins on home sales of $89.0 million, or 3.3%, in 2007 including $279.1 million of valuation adjustments. Gross margins on home sales excluding valuation adjustments were $241.3 million, or 19.3%, in 2008, compared to $368.0 million, or 13.7%, in 2007. Gross margin percentage on home sales increased compared to 2007 due to our lower inventory basis and continued focus on reducing costs. As a percentage of home sales revenues, sales incentives were 17.2% in 2008 and 16.9% in 2007.

Losses on land sales were $41.2 million in 2008 (including $19.0 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $23.3 million of valuation adjustments), compared to losses on land sales of $400.8 million in 2007 (including $119.6 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $307.5 million of valuation adjustments).

Central: Homebuilding revenues decreased in 2008, compared to 2007, primarily due to a decrease in the number of home deliveries in all of the states in this segment. Gross margins on home sales were $31.8 million, or 6.2%, in 2008 including valuation adjustments of $28.1 million, compared to gross margins on home sales of $102.0 million, or 6.6%, in 2007 including $91.4 million of valuation adjustments. Gross margins on home sales excluding valuation adjustments were $59.9 million, or 11.7%, in 2008, compared to $193.3 million, or 12.5%, in 2007. Gross margin percentage on home sales decreased compared to 2007 primarily due to higher sales incentives offered to homebuyers (15.9% in 2008, compared to 13.0% in 2007).

Losses on land sales were $11.3 million in 2008 (including $6.0 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $12.4 million of valuation adjustments), compared to losses on land sales of $142.3 million in 2007 (including $56.3 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $79.1 million of valuation adjustments).

West: Homebuilding revenues decreased in 2008, compared to 2007, primarily due to a decrease in the number of home deliveries and average sales price of homes delivered in all of the states in this segment. Gross margins on home sales were $154.1 million, or 10.9%, in 2008 including valuation adjustments of $75.6 million, compared to gross margins on home sales of $119.1 million, or 3.4%, in 2007 including $331.8 million of valuation adjustments. Gross margins on home sales excluding valuation adjustments were $229.7 million, or 16.3%, in 2008, compared to $451.0 million, or 13.0%, in 2007. Gross margin percentage on home sales increased compared to 2007 primarily due to our lower inventory basis and continued focus on reducing costs, despite higher sales incentives offered to homebuyers (15.3% in 2008, compared to 14.3% in 2007).

        Losses on land sales were $75.0 million in 2008 (including $62.4 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $11.1 million of valuation adjustments), compared to losses on land sales of $950.3 million in 2007 (including $310.8 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $648.6 million of valuation adjustments).

Houston: Homebuilding revenues decreased in 2008, compared to 2007, primarily due to a decrease in the number of home deliveries in this segment. Gross margins on home sales were $103.9 million, or 19.2%, in 2008 including valuation adjustments of $2.3 million, compared to gross margins on home sales of $171.7 million, or 21.1%, in 2007 including $2.8 million of valuation adjustments. Gross margins on home sales excluding valuation adjustments were $106.2 million, or 19.6%, in 2008, compared to $174.5 million, or 21.4%, in 2007. Gross margin percentage on home sales decreased compared to 2007 primarily due to higher sales incentives offered to homebuyers (11.1% in 2008, compared to 7.7% in 2007).

Gross profits on land sales were $0.8 million in 2008 (net of $0.7 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $0.1 million of valuation adjustments), compared to gross profits on land sales of $1.2 million in 2007 (net of $0.8 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $1.8 million of valuation adjustments).

Other: Homebuilding revenues decreased in 2008, compared to 2007, primarily due to a decrease in the number of home deliveries in all of the states in Homebuilding Other, and a decrease in the average sales price of homes delivered in all of the states in this segment except in Minnesota. Gross margins on home sales were $55.3 million, or 12.7%, in 2008 including valuation adjustments of $12.7 million, compared to gross margins on home sales of $88.9 million, or 9.4%, in 2007 including $42.8 million of valuation adjustments. Gross margins on home sales excluding valuation adjustments were $68.0 million, or 15.7%, in 2008, compared to $131.7 million, or 13.9%, in 2007. Gross margin percentage on home sales increased compared to 2007 primarily due to our lower inventory basis and continued focus on reducing costs, despite higher sales incentives offered to homebuyers (13.6% in 2008, compared to 9.1% in 2007).

Losses on land sales were $6.5 million in 2008 (including $9.0 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $0.9 million of valuation adjustments), compared to losses on land sales of $168.8 million in 2007 (including $42.4 million of write-offs of deposits and pre-acquisition costs related to land under option that we do not intend to purchase and $130.3 million of valuation adjustments).

Gross margins on home sales excluding valuation adjustments is a Non-GAAP financial measure that is discussed previously under “Non-GAAP Financial Measure.” The table set forth below reconciles our gross margins on home sales excluding valuation adjustments for the years ended November 30, 2009, 2008 and 2007 for each of our reportable homebuilding segments and Homebuilding Other to our gross margins on home sales for the years ended November 30, 2009, 2008 and 2007:

	Years Ended November 30,
	2009	2008	2007
	(In thousands)
East:
Sales of homes	$844,689	1,252,725	2,691,198
Cost of homes sold	808,528	1,088,229	2,602,239

Gross margins on home sales	36,161	164,496	88,959
Valuation adjustments to finished homes, CIP and land on which we intend to build homes	73,670	76,791	279,064

Gross margins on homes sales excluding valuation adjustments	109,831	241,287	368,023

Central:
Sales of homes	361,273	512,957	1,549,020
Cost of homes sold	332,040	481,176	1,447,050

Gross margins on home sales	29,233	31,781	101,970
Valuation adjustments to finished homes, CIP and land on which we intend to build homes	13,603	28,142	91,354

Gross margins on homes sales excluding valuation adjustments	42,836	59,923	193,324

West:
Sales of homes	810,459	1,408,051	3,460,667
Cost of homes sold	717,631	1,253,952	3,341,518

Gross margins on home sales	92,828	154,099	119,149
Valuation adjustments to finished homes, CIP and land on which we intend to build homes	64,095	75,614	331,827

Gross margins on homes sales excluding valuation adjustments	156,923	229,713	450,976

Houston:
Sales of homes	429,127	542,288	815,250
Cost of homes sold	353,838	438,368	643,597

Gross margins on home sales	75,289	103,920	171,653
Valuation adjustments to finished homes, CIP and land on which we intend to build homes	1,116	2,262	2,836

Gross margins on homes sales excluding valuation adjustments	76,405	106,182	174,489

Other:
Sales of homes	331,302	434,696	946,805
Cost of homes sold	312,813	379,365	857,864

Gross margins on home sales	18,489	55,331	88,941
Valuation adjustments to finished homes, CIP and land on which we intend to build homes	27,755	12,709	42,762

Gross margins on homes sales excluding valuation adjustments	46,244	68,040	131,703

Total gross margins on home sales	$252,000	509,627	570,672
Total valuation adjustments	$180,239	195,518	747,843

Total gross margins on home sales excluding valuation adjustments	$432,239	705,145	1,318,515

Lennar Financial Services Segment

We have one Lennar Financial Services reportable segment that provides primarily mortgage financing, title insurance and closing services for both buyers of our homes and others. Substantially all of the loans the Lennar Financial Services segment originates are sold in the secondary mortgage market on a servicing released, non-recourse basis; although, we remain liable for certain limited representations. The following table sets forth selected financial and operational information relating to our Lennar Financial Services segment.

	Years Ended November 30,
	2009	2008	2007
	(Dollars in thousands)
Revenues	$285,102	312,379	456,529
Costs and expenses (1)	249,120	343,369	450,409

Operating earnings (loss) (1)	$35,982	(30,990)	6,120

Dollar value of mortgages originated	$4,020,000	4,290,000	7,740,000

Number of mortgages originated	17,900	18,300	30,900

Mortgage capture rate of Lennar homebuyers	87%	85%	73%

Number of title and closing service transactions	120,500	105,900	136,300

Number of title policies issued	92,500	96,700	146,200

(1)	Lennar Financial Services costs and expenses and operating loss for the year ended November 30, 2008 include a $27.2 million impairment of goodwill.

Rialto Investments Segment

Operations of the Rialto Investments (“Rialto”) segment includes providing advisory services, due diligence, workout strategies, ongoing asset management services and the acquisition and monetization of distressed loans and securities portfolios.

	Years Ended November 30,
	2009	2008	2007
	(Dollars in thousands)
Costs and expenses	$2,528	—	—

Operating loss	$(2,528)	—	—

Financial Condition and Capital Resources

At November 30, 2009, we had cash and cash equivalents related to our Lennar Homebuilding and Lennar Financial Services operations of $1,457.4 million, compared to $1,203.4 million at November 30, 2008 and $795.2 million at November 30, 2007.

We finance our land acquisition and development activities, construction activities, financial services activities and general operating needs primarily with cash generated from our operations, debt issuances and equity offerings, as well as cash borrowed under our warehouse lines of credit.

Operating Cash Flow Activities

During 2009 and 2008, cash provided by operating activities totaled $420.8 million and $1,100.8 million, respectively. During 2009, cash provided by operating activities was positively impacted by a decrease in inventories as a result of reducing completed, unsold inventory, a reduction in construction in progress resulting from lower new home starts in early 2009 and write-offs and valuation adjustments pertaining to the respective inventory, which was partially offset by land acquisitions. Cash provided by operating activities was partially offset by our net loss, a decrease in accounts payable and other liabilities and an increase in our receivables as a result of an increase in our income tax receivables primarily due to a change in tax legislation, which allowed us to carryback our fiscal year 2009 tax loss to recover previously paid income taxes.

During 2008, cash provided by operating activities included a decrease in our inventory as a result of reduced land purchases, a reduction in construction in progress resulting from lower new home starts and write-offs and valuation adjustments pertaining to the respective inventory. In order to improve liquidity in 2008, we continued to focus our efforts on adjusting pricing to meet market conditions, as we pulled back production and curtailed land purchases where possible in order to keep our balance sheet positioned for future opportunities. Cash provided by operating activities was also impacted by a decrease in our receivables primarily related to the collection of our income tax receivables, a decrease in loans held-for-sale resulting from a decrease in our new home deliveries during the year and our deferred income tax provision. Cash provided by operating activities was partially offset by our net loss and a decrease in accounts payable and other liabilities primarily due to a decrease in our land purchases.

Investing Cash Flow Activities

During 2009 and 2008, cash used in investing activities totaled $275.1 million and $265.7 million, respectively. During the year ended November 30, 2009, we contributed $326.0 million of cash to unconsolidated entities of which $94.5 million related to our investment in the reorganized Newhall, as well as the purchase of equity interests in other joint ventures previously owned by LandSource, compared to $403.7 million of cash contributed to unconsolidated entities in 2008. Our investing activities also included distributions of capital from unconsolidated entities of $24.1 million and $87.8 million, respectively, during the years ended November 30, 2009 and 2008.

We are always looking at the possibility of acquiring homebuilders and other companies. However, at November 30, 2009, we had no agreements or understandings regarding any significant transactions.

Financing Cash Flow Activities

During 2009, our net cash provided by financing activities was primarily attributed to the issuance of common stock and new debt, partially offset by the redemption of debt.

During 2008, our net cash used in financing activities primarily related to net repayments under financial services debt, principal payments on other borrowings and dividends paid, partially offset by receipts related to noncontrolling interests.

During 2007, we sold a diversified portfolio of land consisting of approximately 11,000 homesites in 32 communities located throughout the country to a strategic land investment venture with Morgan Stanley Real Estate Fund II, L.P., an affiliate of Morgan Stanley & Co., Inc., in which we have a 20% ownership interest and 50% voting rights. Due to our continuing involvement, the transaction did not qualify as a sale under GAAP; thus, the inventory remained on our balance sheet in consolidated inventory not owned. During 2009 and 2008, we exercised certain land option contracts from the land investment venture, reducing the liabilities reflected on our consolidated balance sheet related to consolidated inventory not owned by $33.7 million and $48.4 million, respectively.

Lennar Homebuilding debt to total capital and net Lennar Homebuilding debt to total capital are financial measures commonly used in the homebuilding industry and are presented to assist in understanding the leverage of our homebuilding operations. Management believes providing a measure of leverage of our homebuilding operations enables management and readers of our financial statements to better understand our financial position and performance. Lennar Homebuilding debt to total capital and net Lennar Homebuilding debt to total capital are calculated as follows:

	November 30,
	2009	2008
	(Dollars in thousands)
Lennar Homebuilding debt	$2,761,352	2,544,935
Stockholders’ equity	2,443,479	2,623,007

Total capital	$5,204,831	5,167,942

Lennar Homebuilding debt to total capital	53.1%	49.2%

Lennar Homebuilding debt	$2,761,352	2,544,935
Less: Lennar Homebuilding cash and cash equivalents	1,330,603	1,091,468

Net Lennar Homebuilding debt	$1,430,749	1,453,467

Net Lennar Homebuilding debt to total capital (1)	36.9%	35.7%

(1)	Net Lennar Homebuilding debt to total capital consists of net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar homebuilding debt plus stockholders’ equity).

        At November 30, 2009, Lennar Homebuilding debt to total capital was higher compared to prior year due to the increase in Lennar Homebuilding debt as a result of a net increase in senior notes and other debts payable, and the decrease in stockholders’ equity primarily due to our net loss, which included the effects of inventory valuation adjustments, write-offs of option deposits and pre-acquisition costs, our share of valuation adjustments related to assets of unconsolidated entities, valuation adjustments to investments in unconsolidated entities and a valuation allowance against our deferred tax assets, all of which are non-cash items. This decrease in stockholders’ equity was partially offset by common stock issued under our equity draw down program and a reversal of a portion of our deferred tax asset valuation allowance during the fourth quarter of 2009, primarily due to a change in tax legislation, which allowed us to carry back our fiscal year 2009 tax loss to recover previously paid income taxes.

In addition to the use of capital in our Lennar Homebuilding and Lennar Financial Services operations, we actively evaluate various other uses of capital, which fit into our homebuilding and financial services strategies and appear to meet our profitability and return on capital goals. This may include acquisitions of, or investments in, other entities, the payment of dividends or repurchases of our outstanding common stock or debt. These activities may be funded through any combination of our credit facilities, cash generated from operations, sales of assets or the issuance of public debt, common stock or preferred stock.

The following table summarizes our Lennar Homebuilding senior notes and other debts payable:

	November 30,
	2009	2008
	(Dollars in thousands)
5.125% senior notes due 2010	$249,955	299,877
5.95% senior notes due 2011	244,727	249,615
5.95% senior notes due 2013	347,471	346,851
5.50% senior notes due 2014	248,365	248,088
5.60% senior notes due 2015	501,424	501,618
6.50% senior notes due 2016	249,760	249,733
12.25% senior notes due 2017	392,392	—
7 5/8 % senior notes due 2009	—	280,976
Mortgage notes on land and other debt	527,258	368,177

	$2,761,352	2,544,935

Our average debt outstanding was $2.6 billion in 2009, compared to $2.3 billion in 2008. The average rate for interest incurred was 6.0% and 5.8%, respectively in 2009 and 2008. Interest incurred related to Lennar Homebuilding debt for the year ended November 30, 2009 was $172.1 million, compared to $148.3 million in 2008. The majority of our short-term financing needs, including financings for land acquisition and development activities and general operating needs, are met with cash generated from operations, debt issuances and equity offerings.

In April 2009, we sold $400 million of 12.25% senior notes due 2017 (the “12.25% Senior Notes”) at a price of 98.098% in a private placement. Proceeds from the offering, after payment of initial purchase’s discount and expenses, were $386.7 million. We added the proceeds to our working capital to be used for general corporate purposes, which may include the repayment or repurchase of our near-term maturities or of debt of our joint ventures that we have guaranteed. Interest on the 12.25% Senior Notes is due semi-annually. The 12.25% Senior Notes are unsecured and unsubordinated, and are guaranteed by substantially all of our subsidiaries. The 12.25% Senior Notes were subsequently exchanged for identical 12.25% Senior Notes that had been registered under the Securities Act of 1933. At November 30, 2009, the carrying amount of the 12.25% Senior Notes was $392.4 million.

In March 2009, we retired our $281 million of 7 5/8% senior notes due March 2009 for 100% of the outstanding principal amount, plus accrued and unpaid interest as of the maturity date.

In June 2007, we redeemed our $300 million senior floating-rate notes due 2009. The redemption price was $300.0 million, or 100% of the principal amount of the outstanding senior floating-rate notes due 2009, plus accrued and unpaid interest as of the redemption date.

In April 2006, we sold $250 million of 5.95% senior notes due 2011 and $250 million of 6.50% senior notes due 2016 (collectively, the “2006 Senior Notes”) at prices of 99.766% and 99.873%, respectively, in a private placement under SEC Rule 144A. Proceeds from the offering of the 2006 Senior Notes, after initial purchaser’s discount and expenses, were $248.7 million and $248.9 million, respectively. We added the proceeds to our working capital to be used for general corporate purposes. Interest on the 2006 Senior Notes is due semi-annually. The 2006 Senior Notes are unsecured and unsubordinated, and substantially all of our subsidiaries guarantee the 2006 Senior Notes. The 2006 Senior Notes were subsequently exchanged for identical notes registered under the Securities Act of 1933. During the year ended November 30, 2009, we redeemed $5.0 million of the 5.95% senior notes due 2011. At November 30, 2009 and 2008, the carrying amount of the 2006 Senior Notes was $494.5 million and $499.3 million, respectively.

In September 2005, we sold $300 million of 5.125% senior notes due 2010 (the “5.125% Senior Notes”) at a price of 99.905% in a private placement. Proceeds from the offering, after initial purchaser’s discount and expenses, were $298.2 million. We added the proceeds to our working capital to be used for general corporate purposes. Interest on the 5.125% Senior Notes is due semi-annually. The 5.125% Senior Notes are unsecured and unsubordinated. Substantially all of our subsidiaries guaranteed the 5.125% Senior Notes. In 2006, we exchanged the 5.125% Senior Notes for registered notes. The registered notes have substantially identical terms as the 5.125% Senior Notes, except that the registered notes do not include transfer restrictions that are applicable to the 5.125% Senior Notes. During the year ended November 30, 2009, we redeemed $50.0 million of the 5.125% Senior Notes. At November 30, 2009 and 2008, the carrying amount of the 5.125% Senior Notes was $250.0 million and $299.9 million, respectively.

In April 2005, we sold $300 million of 5.60% Senior Notes due 2015 (the “5.60% Senior Notes”) at a price of 99.771%. Proceeds from the offering, after initial purchaser’s discount and expenses, were $297.5 million. In July 2005, we sold $200 million of 5.60% Senior Notes due 2015 at a price of 101.407%. The 5.60% Senior Notes were the same issue as the 5.60% Senior Notes we sold in April 2005. Proceeds from the offering, after initial purchaser’s discount and expenses, were $203.9 million. We added the proceeds of both offerings to our working capital to be used for general corporate purposes. Interest on the 5.60% Senior Notes is due semi-annually. The 5.60% Senior Notes are unsecured and unsubordinated. Substantially all of our subsidiaries guaranteed the 5.60% Senior Notes. The 5.60% Senior Notes were subsequently exchanged for identical 5.60% Senior Notes that had been registered under the Securities Act of 1933. At November 30, 2009 and 2008, the carrying amount of the 5.60% Senior Notes sold in April and July 2005 was $501.4 million and $501.6 million, respectively.

In August 2004, we sold $250 million of 5.50% senior notes due 2014 (the “5.50% Senior Notes”) at a price of 98.842% in a private placement. Proceeds from the offering, after initial purchaser’s discount and expenses, were $245.5 million. We used the proceeds to repay borrowings under our Credit Facility. Interest on the 5.50% Senior Notes is due semi-annually. The 5.50% Senior Notes are unsecured and unsubordinated. Substantially all of our subsidiaries guaranteed the 5.50% Senior Notes. At November 30, 2009 and 2008, the carrying value of the 5.50% Senior Notes was $248.4 million and $248.1 million, respectively.

In February 2003, we issued $350 million of 5.95% senior notes due 2013 at a price of 98.287%. Substantially all of our subsidiaries guaranteed the 5.95% senior notes. At November 30, 2009 and 2008, the carrying amount of the 5.95% senior notes was $347.5 million and $346.9 million, respectively.

Substantially all of our wholly-owned subsidiaries have guaranteed all our Senior Notes (the “Guaranteed Notes”). The guarantees are full and unconditional and the guarantor subsidiaries are 100% directly and indirectly owned by Lennar Corporation. The principal reason our wholly-owned subsidiaries guaranteed the Guaranteed Notes is so holders of the Guaranteed Notes will have rights at least as great with regard to our subsidiaries as any other holders of a material amount of our unsecured debt. Therefore, the guarantees of the Guaranteed Notes will remain in effect while the guarantor subsidiaries guarantee a material amount of the debt of Lennar Corporation, as a separate entity, to others. At any time, however, when a guarantor subsidiary is no longer guaranteeing at least $75 million of Lennar Corporation’s debt other than the Guaranteed Notes, either directly or by guaranteeing other subsidiaries’ obligations as guarantors of Lennar Corporation’s debt, the guarantor subsidiaries’ guarantee of the Guaranteed Notes will be suspended. Currently, the only debt the guarantor subsidiaries are guaranteeing other than the Guaranteed Notes is Lennar Corporation’s principal revolving bank credit line (currently the Credit Facility). Therefore, if, the guarantor subsidiaries cease guaranteeing Lennar Corporation’s obligations under its principal revolving bank credit line and are not guarantors of any new debt, the guarantor subsidiaries’ guarantees of the Guaranteed Notes will be suspended until such time, if any, as they again are guaranteeing at least $75 million of Lennar Corporation’s debt other than the Guaranteed Notes.

If the guarantor subsidiaries are guaranteeing a revolving credit line totaling at least $75 million, we will treat the guarantees of the Guaranteed Notes as remaining in effect even during periods when Lennar Corporation’s borrowings under the revolving credit line is less than $75 million. Because it is possible that our banks will permit some or all of the guarantor subsidiaries to stop guaranteeing our revolving credit line, it is possible that, at some time or times in the future, the Guaranteed Notes will no longer be guaranteed by the guarantor subsidiaries.

Our senior unsecured revolving credit facility (the “Credit Facility”) consists of a $1.1 billion revolving credit facility maturing in July 2011. In order to borrow under our Credit Facility, we are required to first use our cash in excess of $750 million and have availability under our borrowing base calculation. As of November 30, 2009, we had no availability to borrow under our Credit Facility. We can create availability under our Credit Facility to the extent we use the cash in excess of $750 million to purchase qualified borrowing base assets.

Our Credit Facility is guaranteed by substantially all of our subsidiaries. Interest rates on outstanding borrowings are LIBOR-based, with margins determined based on changes in our credit ratings, or an alternate base rate, as described in our Credit Facility agreement. During the year ended November 30, 2009, we did not have any borrowings under our Credit Facility, compared to average daily borrowings of $21.3 million during the year ended November 30, 2008. At both November 30, 2009 and 2008, we had no outstanding balance under our Credit Facility. However, at November 30, 2009 and 2008, $177.9 million and $275.2 million, respectively, of our total letters of credit outstanding discussed below, were collateralized against certain borrowings available under our Credit Facility.

Our performance letters of credit outstanding were $97.7 millions and $167.5 million, respectively, at November 30, 2009 and 2008. Our financial letters of credit outstanding were $205.4 million and $278.5 million, respectively, at November 30, 2009 and 2008. Performance letters of credit are generally posted with regulatory bodies to guarantee our performance of certain development and construction activities, and financial letters of credit are generally posted in lieu of cash deposits on option contracts and for insurance risks, credit enhancements and as other collateral.

At November 30, 2009, our Lennar Financial Services segment had two warehouse repurchase facilities with a maximum aggregate commitment of $200 million and $100 million, respectively, that mature in June 2010 and another warehouse repurchase facility with a maximum aggregate commitment of $125 million that matures in July 2010. The maximum aggregate commitment under these facilities totaled $425 million.

        Our Lennar Financial Services segment uses these facilities to finance its lending activities until the mortgage loans are sold to investors and expects the facilities to be renewed or replaced with other facilities when they mature. Borrowings under the facilities were $217.5 million and $209.5 million, respectively, at November 30, 2009 and 2008 and were collateralized by mortgage loans and receivables on loans sold to investors but not yet paid for with outstanding principal balances of $266.9 million and $281.2 million, respectively, at November 30, 2009 and 2008. These facilities have several interest rate-pricing options, which fluctuate with market rates. The combined effective interest rate on the facilities at November 30, 2009 was 4.2%.

At November 30, 2008, our Lennar Financial Services segment had advances under a different conduit funding agreement totaling $10.8 million, which had an effective interest rate of 2.9% at November 30, 2008. At November 30, 2008, our Lennar Financial Services segment had advances under the on going 60-day committed repurchase facility of $5.2 million, which were collateralized by mortgage loans and receivables on loans sold to investors but not yet paid for with outstanding principal balances of $5.5 million. The effective interest rate of this facility at November 30, 2008 was 3.7%.

Our Lennar Financial Services segment, in the normal course of business, uses derivative financial instruments to reduce its exposure to fluctuations in interest rates. The Lennar Financial Services segment enters into forward commitments and, to a lesser extent, option contracts to protect the value of loans held-for-sale from increases in market interest rates. We do not anticipate that we will suffer credit losses from counterparty non-performance.

Due to the fact that our Lennar Financial Services segment’s borrowings under the lines of credit are generally repaid with the proceeds from the sale of mortgage loans and receivables on loans that secure those borrowings, the facilities are not likely to be a call on our current cash or future cash resources. If the facilities are not renewed, the borrowings under the lines of credit will be paid off by selling the mortgage loans held-for-sale and by collecting on receivables on loans sold but not yet paid. Without the facilities, our Lennar Financial Services segment would have to use cash from operations and other funding sources to finance its lending activities.

Debt Covenants

At November 30, 2009, we believe we were in compliance with our debt covenants. Under our Credit Facility agreement (the “Agreement”), we were required to maintain a leverage ratio of less than or equal to 55% at the end of each fiscal quarter during our 2009 fiscal year and we are required to maintain a leverage ratio of less than or equal to 52.5% for our 2010 fiscal year and through the maturity of our Credit Facility in 2011. If our adjusted consolidated tangible net worth, as calculated per the Agreement, falls below $1.6 billion, our Credit Facility would be reduced from $1.1 billion to $0.9 billion. In no event may our adjusted consolidated tangible net worth, as calculated per the Agreement, be less than $1.3 billion.

The following are computations of our adjusted consolidated tangible net worth and our leverage ratio as calculated per the Agreement as of November 30, 2009:

	Covenant Level	Level Achieved as of November 30, 2009	Cushion
	(Dollars in thousands)
Adjusted consolidated net worth (1)	$1,686,031	2,254,661	568,630
Leverage ratio (2)	55%	48%	700 Basis Points

The terms “adjusted consolidated tangible net worth” and “leverage ratio” used in the Agreement are specifically calculated per the Agreement and differ in specified ways from comparable GAAP or common usage terms. Our adjusted consolidated tangible net worth and leverage ratio, as well as our maximum recourse exposure from joint ventures were calculated for purposes of the Agreement as of November 30, 2009 as follows:

(1)	The minimum adjusted consolidated net worth and the adjusted consolidated tangible net worth as calculated per the Agreement is as follows:

Minimum adjusted consolidated tangible net worth

As of November 30, 2009
(Dollars in thousands)
Stated adjusted consolidated tangible net worth per the Agreement	$2,330,000
Plus: 50% of cumulative positive consolidated net income in excess of aggregate amount paid to purchase or redeem equity securities	3,416
Less: Deferred tax asset valuation allowance	(647,385)

Minimum adjusted consolidated tangible net worth as calculated per the Agreement	$1,686,031

Adjusted consolidated tangible net worth

As of November 30, 2009
(In thousands)
Consolidated stockholders’ equity	$2,443,479
Less: Intangible assets (a)	(34,046)

Consolidated tangible net worth as calculated per the Agreement	2,409,433
Less: Consolidated stockholders’ equity of mortgage banking subsidiaries (b)	(154,772)

Adjusted consolidated tangible net worth as calculated per the Agreement	$2,254,661

(a)	Intangible assets consist of the Lennar Financial Services’ title operations goodwill.
(b)	Consolidated stockholders’ equity of mortgage banking subsidiaries represents the stockholders’ equity of the Lennar Financial Services segment’s mortgage operations which is included in stockholders’ equity in our consolidated balance sheet as of November 30, 2009.

(2)	The leverage ratio as calculated per the Agreement is as follows:

As of November 30, 2009
(Dollars in thousands)
Senior notes and other debts payable	$2,761,352
Less: Indebtedness of our consolidated entities (a)	(303,263)

Lennar’s indebtedness as calculated per the Agreement	2,458,089
Plus: Letters of credit (b)	206,094
Plus: Lennar’s maximum recourse exposure related to unconsolidated entities	287,739
Plus: Lennar’s maximum recourse exposure related to its consolidated entities (a)	110,775

Consolidated indebtedness as calculated per the Agreement	3,062,697
Less: 75% of unconsolidated and consolidated entities reimbursement obligations (c)	(104,819)
Plus: 10% of unconsolidated and consolidated entities non-recourse indebtedness with completion guarantees (d)	60,840
Less: the lesser of $500 million or unrestricted cash in excess of $15 million per the Agreement	(500,000)

Numerator as calculated per the Agreement	$2,518,718

Denominator as calculated per the Agreement	$5,273,379

Leverage ratio (e)	48%

(a)	Indebtedness of our consolidated entities primarily includes $192.9 million of non-recourse debt of our consolidated entities and $110.8 million of recourse debt of our consolidated entities. These amounts are included in senior notes and other debts payable in our consolidated balance sheet as of November 30, 2009. Indebtedness of our consolidated entities is offset by $0.5 million of primarily corporate guarantees.
(b)	Letters of credit include our financial letters of credit outstanding of $205.4 million disclosed in Note 6 of the notes to our consolidated financial statements as of November 30, 2009 and $0.7 million of letters of credit related to the Lennar Financial Services segment’s title operations.
(c)	Reimbursement obligations include $93.2 million related to our joint and several reimbursement agreements from partners of our unconsolidated entities and $46.6 million related to our joint and several reimbursement agreements from partners of our consolidated entities.
(d)	Non-recourse debt with completion guarantees includes $608.4 million of our unconsolidated entities non-recourse debt with completion guarantees.
(e)	Leverage ratio consists of the numerator as calculated per the Agreement divided by the denominator as calculated per the Agreement (consolidated indebtedness as calculated per the Agreement, less 75% of unconsolidated and consolidated entities reimbursement obligations, plus 10% of unconsolidated and consolidated non-recourse indebtedness with completion guarantees, plus adjusted consolidated tangible net worth as calculated per the Agreement).

Additionally, our Credit Facility requires us to effect quarterly reductions of our maximum recourse exposure related to joint ventures in which we have investments by a total of $200 million to $535 million by November 30, 2009, which we had already accomplished as of May 31, 2009. We must also effect quarterly reductions during our 2010 fiscal year totaling $180 million to $355 million of which we have already reduced it by $136.5 million. During the first six months of our 2011 fiscal year, we must reduce our maximum recourse exposure related to joint ventures by $80 million to $275 million.

If the joint ventures are unable to reduce their debt, where there is recourse to us, through the sale of inventory or other means, then we and our partners may be required to contribute capital to the joint ventures.

While we currently believe we are in compliance with our debt covenants in the Agreement, if we had to record significant additional valuation adjustments and other write-offs in the future, issue debt, and/or make significant investments in strategic joint ventures, they could cause us to fail to comply with the Agreement’s covenants. In addition, if we default in the payment or performance of certain obligations relating to the debt of unconsolidated entities above a specified threshold amount, we would be in default under the Agreement. If we are not in compliance and are unable to obtain a waiver or amendments to the Credit Facility, the lenders would have the right to terminate the facility and require us to replace or cash collateralize $177.9 million of letters of credit outstanding under our Credit Facility. A default under the Agreement might entitle holders of $2.2 billion of debt securities we have sold into the capital markets to cause the sums evidenced by those debt securities to become due immediately, which might require us to sell assets at prices well below the fair values, or the carrying values, of the assets. However, our cash and cash equivalents of $1.3 billion at November 30, 2009 provide ample liquidity to cash collateralize the letters of credit if necessary.

Changes in Capital Structure

We have a stock repurchase program which permits the purchase of up to 20 million shares of our outstanding common stock. During 2009, 2008 and 2007, there were no material share repurchases of common stock under the stock repurchase program. As of November 30, 2009, 6.2 million shares of common stock can be repurchased in the future under the program.

Treasury stock increased by 0.3 million Class A common shares and 0.5 million Class A common shares, respectively, during the years ended November 30, 2009 and November 30, 2008, in connection with activity related to our equity compensation plan and forfeitures of restricted stock.

In April 2009, we entered into distribution agreements with J.P Morgan Securities, Inc., Citigroup Global Markets Inc., Merril Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., relating to an offering of our Class A common stock into the market from time to time for an aggregate of up to $275 million. As of November 30, 2009, we had sold a total of 21.0 million shares of our Class A common stock under the equity offering for gross proceeds of $225.5 million, or an average of $10.76 per share. After compensation to the distributors of $4.5 million, we received net proceeds of $221.0 million. We will use the proceeds from the offering for general corporate purposes.

During 2009, Class A and Class B common stock holders received a per share annual dividend of $0.16. In October 2008, the Company’s Board of Directors voted to decrease the annual dividend rate with regard to the Company’s Class A and Class B common stock to $0.16 per share per year (payable quarterly) from $0.64 per share per year (payable quarterly). During 2008 and 2007, Class A and Class B common stockholders received per share annual dividends of $0.52 and $0.64, respectively.

Based on our current financial condition and credit relationships, we believe that our operations and borrowing resources will provide for our current and long-term capital requirements at our anticipated levels of activity.

Off-Balance Sheet Arrangements

Investments in Unconsolidated Entities

At November 30, 2009, we had equity investments in 62 unconsolidated entities, compared to 116 unconsolidated entities at November 30, 2008. We are focused on continuing to reduce the number of unconsolidated entities that we have investments in. Historically, we invested in unconsolidated entities that acquire and develop land (1) for our homebuilding operations or for sale to third parties or (2) for the construction of homes for sale to third-party homebuyers. Through these entities, we sought to reduce and share our risk by limiting the amount of our capital invested in land, while obtaining access to potential future homesites and allowing us to participate in strategic ventures. The use of these entities also, in some instances, enabled us to acquire land to which we could not otherwise obtain access, or could not obtain access on as favorable terms, without the participation of a strategic partner. Participants in these joint ventures are land owners/developers, other homebuilders and financial or strategic partners. Joint ventures with land owners/developers give us access to homesites owned or controlled by our partner. Joint ventures with other homebuilders provide us with the ability to bid jointly with our partner for large land parcels. Joint ventures with financial partners allow us to combine our homebuilding expertise with access to our partners’ capital. Joint ventures with strategic partners allow us to combine our homebuilding expertise with the specific expertise (e.g. commercial or infill experience) of our partner. Each joint venture is governed by an executive committee consisting of members from the partners.

Although the strategic purposes of our joint ventures and the nature of our joint ventures partners vary, the joint ventures are generally designed to acquire, develop and/or sell specific assets during a limited life-time. The joint ventures are typically structured through non-corporate entities in which control is shared with our venture partners. Each joint venture is unique in terms of its funding requirements and liquidity needs. We and the other joint venture participants typically make pro-rata cash contributions to the joint venture. In many cases, our risk is limited to our equity contribution and potential future capital contributions. Additionally, most joint ventures obtain third-party debt to fund a portion of the acquisition, development and construction costs of their communities. The joint venture agreements usually permit, but do not require, the joint ventures to make additional capital calls in the future. However, capital calls relating to the repayment of joint venture debt under payment or maintenance guarantees generally is required.

Under the terms of our joint venture agreements, we generally have the right to share in earnings and distributions of the entities on a pro-rata basis based on our ownership percentage. Some joint venture agreements provide for a different allocation of profit and cash distributions if and when the cumulative results of the joint venture exceed specified targets (such as a specified internal rate of return). Our equity in earnings (loss) from unconsolidated entities excludes our pro-rata share of joint ventures’ earnings resulting from land sales to our homebuilding divisions. Instead, we account for those earnings as a reduction of our costs of purchasing the land from the joint ventures. This in effect defers recognition of our share of the joint ventures’ earnings related to these sales until we deliver a home and title passes to a third-party homebuyer.

In some instances, we are designated as the manager under the direction of a management committee that has shared power amongst the partners of the unconsolidated entity and receive fees for such services. In addition, we often enter into option contracts to acquire properties from our joint ventures, generally for market prices at specified dates in the future. Option contracts generally require us to make deposits using cash or irrevocable letters of credit toward the exercise price. These option deposits are generally negotiated by management on a case by case basis and until recently have usually been 10% of the exercise price.

We regularly monitor the results of our unconsolidated joint ventures and any trends that may affect their future liquidity or results of operations. Joint ventures in which we have investments are subject to a variety of financial and non-financial debt covenants related primarily to equity maintenance, fair value of collateral and minimum homesite takedown or sale requirements. We monitor the performance of joint ventures in which we have investments on a regular basis to assess compliance with debt covenants. For those joint ventures not in compliance with the debt covenants, we evaluate and assess possible impairment of our investment.

Our arrangements with joint ventures generally do not restrict our activities or those of the other participants. However, in certain instances, we agree not to engage in some types of activities that may be viewed as competitive with the activities of these ventures in the localities where the joint ventures do business.

As discussed above, the joint ventures in which we invest generally supplement equity contributions with third-party debt to finance their activities. In many instances, the debt financing is non-recourse, thus neither we nor the other equity partners are a party to the debt instruments. In other cases, we and the other partners agree to provide credit support in the form of repayment or maintenance guarantees.

Material contractual obligations of our unconsolidated joint ventures primarily relate to the debt obligations described above. The joint ventures generally do not enter into lease commitments because the entities are managed either by us, or another of the joint venture participants, who supply the necessary facilities and employee services in exchange for market-based management fees. However, they do enter into management contracts with the participants who manage them. Some joint ventures also enter into agreements with developers, which may be us or other joint venture participants, to develop raw land into finished homesites or to build homes.

The joint ventures often enter into option agreements with buyers, which may include us or other joint venture participants, to deliver homesites or parcels in the future at market prices. Option deposits are recorded by the joint ventures as liabilities until the exercise dates at which time the deposit and remaining exercise proceeds are recorded as revenue. Any forfeited deposit is recognized as revenue at the time of forfeiture. Our unconsolidated joint ventures generally do not enter into off-balance sheet arrangements.

As described above, the liquidity needs of joint ventures in which we have investments vary on an entity-by-entity basis depending on each entity’s purpose and the stage in its life cycle. During formation and development activities, the entities generally require cash, which is provided through a combination of equity contributions and debt financing, to fund acquisition and development of properties. As the properties are completed and sold, cash generated is available to repay debt and for distribution to the joint venture’s members. Thus, the amount of cash available for a joint venture to distribute at any given time is primarily a function of the scope of the joint venture’s activities and the stage in the joint venture’s life cycle.

We track our share of cumulative earnings and cumulative distributions of our joint ventures. For purposes of classifying distributions received from joint ventures in our statements of cash flows, cumulative distributions are treated as returns on capital to the extent of cumulative earnings and included in our consolidated statements of cash flows as operating activities. Cumulative distributions in excess of our share of cumulative earnings are treated as returns of capital and included in our consolidated statements of cash flows as investing activities.

Summarized financial information on a combined 100% basis related to unconsolidated entities in which we had investments that are accounted for by the equity method was as follows:

Statements of Operations and Selected Information	Years Ended November 30,
	2009	2008	2007
	(Dollars in thousands)
Revenues	$339,993	862,728	2,060,279
Costs and expenses	1,212,866	1,394,601	3,075,696

Net loss of unconsolidated entities (1)	$(872,873)	(531,873)	(1,015,417)

Our share of net loss (2)	$(131,138)	(55,598)	(353,946)
Our share of net loss—recognized (2)	$(130,917)	(59,156)	(362,899)
Our cumulative share of net earnings—deferred at November 30	$12,052	21,491	34,731
Our investments in unconsolidated entities	$609,140	766,752	934,271
Equity of the unconsolidated entities	$2,249,289	2,688,365	2,739,467

Our investment % in the unconsolidated entities	27%	29%	34%

(1)	The net loss of unconsolidated entities for the year ended November 30, 2009 was primarily related to valuation adjustments recorded by the unconsolidated entities. Our exposure to such losses was significantly lower as a result of our small ownership interest in the respective unconsolidated entities or our previous valuation adjustments to our investments in unconsolidated entities.
(2)	For the years ended November 30, 2009, 2008 and 2007, our share of net loss recognized from unconsolidated entities includes $101.9 million, $32.2 million and $364.2 million, respectively, of our share of valuation adjustments related to assets of the unconsolidated entities in which we have investments.

Balance Sheets	November 30,
	2009	2008
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$171,946	135,081
Inventories	3,628,491	7,115,360
Other assets	403,383	541,984

	$4,203,820	7,792,425

Liabilities and equity:
Accounts payable and other liabilities	$366,141	1,042,002
Debt	1,588,390	4,062,058
Equity of:
Lennar	609,140	766,752
Others	1,640,149	1,921,613

Total equity of unconsolidated entities	2,249,289	2,688,365

	$4,203,820	7,792,425

Our equity in the unconsolidated entities	27%	29%

In November 2007, we sold a portfolio of land consisting of approximately 11,000 homesites in 32 communities located throughout the country to a strategic land investment venture with Morgan Stanley Real Estate Fund II, L.P., an affiliate of Morgan Stanley & Co., Inc., in which we have a 20% ownership interest and 50% voting rights. Due to our continuing involvement, the transaction did not qualify as a sale under GAAP; thus, the inventory has remained on our consolidated balance sheet in consolidated inventory not owned. As of November 30, 2009 and 2008, the portfolio of land (including land development costs) of $477.9 million and $538.4 million, respectively, is reflected as inventory in the summarized condensed financial information related to unconsolidated entities in which we have investments. The decrease in this inventory from November 30, 2008 to November 30, 2009, resulted primarily from valuation adjustments of $50.1 million recorded by the land investment venture.

In February 2007, LandSource Communities Development LLC (“LandSource”) admitted MW Housing Partners as a new strategic partner. As part of the transaction, the joint venture obtained $1.6 billion of non-recourse financing, which consisted of a $200 million five-year Revolving Credit Facility, a $1.1 billion six-year Term Loan B Facility and a $244 million seven-year Second Lien Term Facility. The transaction resulted in a cash distribution to us of $707.6 million. As a result, our ownership in LandSource was reduced to 16%. As a result of the recapitalization, we recognized a pretax financial statements gain of $175.9 million during the year ended November 30, 2007. During the year ended November 30, 2007, we also recognized $24.7 million of profit deferred at the time of the recapitalization of the LandSource joint venture in other expense, net.

In June 2008, LandSource and a number of its subsidiaries commenced proceedings under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. In November 2008, our land purchase options with LandSource were terminated, thus, in 2008, we recognized a deferred profit of $101.3 million (net of $31.8 million of write-offs of option deposits and pre-acquisition costs and other write-offs) related to the 2007 recapitalization of LandSource.

In July 2009, the United States Bankruptcy Court for the District of Delaware confirmed the plan of reorganization for LandSource. As a result of the bankruptcy proceedings, LandSource was reorganized into Newhall. The reorganized company emerged from Chapter 11 free of its previous bank debt. As part of the reorganization plan, we invested $140 million in exchange for approximately 15% equity interest in the reorganized Newhall, ownership in several communities that were formerly owned by LandSource, the settlement and release of any claims that might have been asserted against us and certain other claims LandSource had against third parties.

Debt to total capital of the unconsolidated entities in which we have investments was calculated as follows:

	November 30,
	2009	2008
	(Dollars in thousands)
Debt	$1,588,390	4,062,058
Equity	2,249,289	2,688,365

Total capital	$3,837,679	6,750,423

Debt to total capital of our unconsolidated entities	41.4%	60.2%

Our investments in unconsolidated entities by type of venture were as follows:

	November 30,
	2009	2008
	(In thousands)
Land development	$565,673	633,652
Homebuilding	43,467	133,100

Total investment	$609,140	766,752

During 2009, as homebuilding market conditions remained challenged, we recorded $101.9 million of our share of valuation adjustments related to the assets of unconsolidated entities in which we have investments, compared to $32.2 million for the year ended November 30, 2008. In addition, we recorded $89.0 million and $172.8 million, respectively, of valuation adjustments to our investments in unconsolidated entities for the years ended November 30, 2009 and 2008. We will continue to monitor our investments in joint ventures and the recoverability of assets owned by those joint ventures.

The summary of our net recourse exposure related to the unconsolidated entities in which we have investments was as follows:

	November 30,
	2009	2008
	(In thousands)
Several recourse debt—repayment	$42,691	78,547
Several recourse debt—maintenance	75,238	167,941
Joint and several recourse debt—repayment	85,799	138,169
Joint and several recourse debt—maintenance	81,592	123,051
Land seller debt and other debt recourse exposure	2,420	12,170

Lennar’s maximum recourse exposure	287,740	519,878
Less: joint and several reimbursement agreements with our partners	(93,185)	(127,428)

Lennar’s net recourse exposure	$194,555	392,450

During the year ended November 30, 2009, we reduced our maximum recourse exposure related to indebtedness of unconsolidated entities by $232.1 million, of which $106.1 million was paid by us and $126.0 million related to the joint ventures selling inventory, dissolution of joint ventures, renegotiation of joint venture debt agreements and in certain circumstances consolidation of joint ventures. In addition, during the year ended November 30, 2009, we recorded $40.1 million of obligation guarantees related to debt of certain of our joint ventures. As of November 30, 2009, we had $14.1 million of obligation guarantees recorded as a liability on our consolidated balance sheet. The obligation guarantees are estimated based on current facts and circumstances; any unexpected changes may lead us to incur additional obligation guarantees in the future.

Indebtedness of an unconsolidated entity is secured by its own assets. Some unconsolidated entities own multiple properties and other assets. There is no cross collateralization of debt to different unconsolidated entities. We also do not use our investment in one unconsolidated entity as collateral for the debt in another unconsolidated entity or commingle funds among our unconsolidated entities.

In connection with a loan to an unconsolidated entity, we and our partners often guarantee to a lender either jointly and severally or on a several basis, any, or all of the following: (i) the completion of the development, in whole or in part,

(ii) indemnification of the lender from environmental issues, (iii) indemnification of the lender from “bad boy acts” of the unconsolidated entity (or full recourse liability in the event of unauthorized transfer or bankruptcy) and (iv) that the loan to value and/or loan to cost will not exceed a certain percentage (maintenance or remargining guarantee) or that a percentage of the outstanding loan will be repaid (repayment guarantee).

In connection with loans to an unconsolidated entity where there is a joint and several guarantee, we in certain instances have a reimbursement agreement with our partner. The reimbursement agreement provides that neither party is responsible for more than its proportionate share of the guarantee. However, if our joint venture partner does not have adequate financial resources to meet its obligations under the reimbursement agreement, we may be liable for more than our proportionate share, up to our maximum exposure, which is the full amount covered by the joint and several guarantee.

The recourse debt exposure in the previous table represents our maximum exposure to loss from guarantees and does not take into account the underlying value of the collateral or the other assets of the borrowers that are available to repay debt or to reimburse us for any payments on our guarantees. Our unconsolidated entities that have recourse debt have a significant amount of assets and equity. The summarized balance sheets of our unconsolidated entities with recourse debt were as follows.

	November 30,
	2009	2008
	(In thousands)
Assets	$1,324,993	2,846,819
Liabilities	777,836	1,565,148
Equity (1)	547,157	1,281,671

(1)	The decrease in equity of our unconsolidated entities with recourse debt relates primarily to valuation adjustments recorded by the unconsolidated entities, partner buyouts and consolidation of joint ventures, partially offset by capital contributions made by us and our partners during the year ended November 30, 2009. Our exposure to impairment losses was significantly lower, as a result of our small ownership interest in the respective unconsolidated entities or our previous valuation adjustments to our investments in unconsolidated entities.

In addition, in most instances in which we have guaranteed debt of an unconsolidated entity, our partners have also guaranteed that debt and are required to contribute their share of the guarantee payments. Some of our guarantees are repayment guarantees and some are maintenance guarantees. In a repayment guarantee, we and our venture partners guarantee repayment of a portion or all of the debt in the event of a default before the lender would have to exercise its rights against the collateral. In the event of default, if our venture partner does not have adequate financial resources to meet its obligations under the reimbursement agreement, we may be liable for more than our proportionate share, up to our maximum recourse exposure, which is the full amount covered by the joint and several guarantee. The maintenance guarantees only apply if the value of the collateral (generally land and improvements) is less than a specified percentage of the loan balance. If we are required to make a payment under a maintenance guarantee to bring the value of the collateral above the specified percentage of the loan balance, the payment may constitute a capital contribution or loan to the unconsolidated entity and increase our share of any funds the unconsolidated entity distributes.

In many of the loans to unconsolidated entities, we and our joint venture partners (or entities related to them) have been required to give guarantees of completion to the lenders. Those completion guarantees may require that the guarantors complete the construction of the improvements for which the financing was obtained. If the construction was to be done in phases, very often the guarantee generally is limited to completing only the phases as to which construction has already commenced and for which loan proceeds were used. Under many of the completion guarantees, the guarantors are permitted, under certain circumstances, to use undisbursed loan proceeds to satisfy the completion of obligations, and in many of those cases, the guarantors only pay interest on those funds, with no repayment of the principal of such funds required.

During the years ended November 30, 2009 and 2008, amounts paid under our maintenance guarantees were $31.6 million and $74.0 million, respectively. During the year ended November 30, 2009, we made a payment of $5.6 million under a completion guarantee related to one joint venture. During the year ended November 30, 2008, there were no payments under completion guarantees. During the years ended November 30, 2009 and 2008, loan repayments, including amounts paid under our repayment guarantees, were $72.4 million and $94.9 million, respectively. These guarantee payments are recorded primarily as contributions to our unconsolidated entities.

As of November 30, 2009, the fair values of the maintenance guarantee, completion guarantees and repayment guarantees were not material. We believe that as of November 30, 2009, in the event we become legally obligated to perform under a guarantee of the obligation of an unconsolidated entity due to a triggering event under a guarantee, most of the time the collateral should be sufficient to repay at least a significant portion of the obligation or we and our partners would contribute additional capital into the venture.

The total debt of the unconsolidated entities in which we have investments was as follows:

	November 30,
	2009	2008
	(Dollars in thousands)
Lennar’s net recourse exposure	$194,555	392,450
Reimbursement agreements from partners	93,185	127,428

Lennar’s maximum recourse exposure	287,740	519,878

Non-recourse bank debt and other debt (partner’s share of several recourse)	140,078	285,519
Non-recourse land seller debt or other debt	47,478	90,519
Non-recourse debt with completion guarantees—excluding LandSource	608,397	820,435
Non-recourse debt without completion guarantees—excluding LandSource	504,697	994,580
Non-recourse debt without completion guarantees—LandSource (1)	—	1,351,127

Non-recourse debt to Lennar	1,300,650	3,542,180

Total debt	$1,588,390	4,062,058

Lennar’s maximum recourse exposure as a % of total JV debt	18%	13%

(1)	During 2009, LandSource emerged from bankruptcy as a new reorganized company named Newhall Land Development, LLC. As a result, all of LandSource’s bank debts were discharged.

Some of the unconsolidated entities’ debt arrangements contain certain financial covenants. As market conditions remained challenged during the year ended November 30, 2009, we continued to closely monitor these covenants and the unconsolidated entities’ abilities to comply with them. Our Credit Facility requires us to report certain defaults arising under indebtedness with respect to our joint ventures. As of November 30, 2009, we had no reportable joint venture defaults under the Credit Facility.

In view of current credit market conditions, it is not uncommon for lenders to real estate developers, including joint ventures in which we have interests, to assert non-monetary defaults (such as failure to meet construction completion deadlines or declines in the market value of collateral below required amounts) or technical monetary defaults against the real estate developers. In most instances, those asserted defaults are resolved by modifications of the loan terms, additional equity investments or other concessions by the borrowers. In addition, in some instances, real estate developers, including joint ventures in which we have interests, are forced to request temporary waivers of covenants in loan documents or modifications of loan terms, which are often, but not always obtained. However, in some instances developers, including joint ventures in which we have interests, are not able to meet their monetary obligations to lenders, and are thus declared in default. Because we sometimes guarantee all or portions of the obligations to lenders of joint ventures in which we have interests, when these joint ventures default on their obligations, lenders may or may not have claims against us. Normally, we do not make payments with regard to guarantees of joint venture obligations while the joint ventures are contesting assertions regarding sums due to their lenders. When it is determined that a joint venture is obligated to make a payment that we have guaranteed and the joint venture will not be able to make that payment, we accrue the amounts probable to be paid by us as a liability. Although we generally fulfill our guarantee obligations within reasonable time after we determine that we are obligated with regard to them, at any point in time it is likely that we will have some balance of unpaid guarantee liability. At November 30, 2009, the liability for unpaid guarantees of joint venture indebtedness on our consolidated balance sheet totaled $14.1 million.

The following table summarizes the principal maturities of our unconsolidated entities (“JVs”) debt as per current debt arrangements as of November 30, 2009 and does not represent estimates of future cash payments that will be made to reduce debt balances. Many JV loans have extension options in the loan agreements that would allow the loans to be extended into future years.

		Principal Maturities of Unconsolidated JVs by Period
	Total JV Assets (1)	Total JV Debt	2010	2011	2012	Thereafter	Other Debt (2)
		(In thousands)
Net recourse debt to Lennar		$194,555	113,798	26,586	43,408	8,343	2,420
Reimbursement agreements		93,185	8,862	50,878	33,445	—	—

Gross recourse debt to Lennar	$1,324,993	287,740	122,660	77,464	76,853	8,343	2,420
Debt without recourse to Lennar	2,585,204	1,300,650	203,134	960,820	70,381	13,996	52,319

Total	$3,910,197	1,588,390	325,794	1,038,284	147,234	22,339	54,739

(1)	Excludes unconsolidated joint venture assets where the joint venture has no debt.
(2)	Represents land seller debt and other debt.

The following table is a breakdown of the assets, debt and equity of the unconsolidated joint ventures by partner type as of November 30, 2009:

	Total JV Assets	Gross Recourse Debt to Lennar	Reimbursement Agreements	Net Recourse Debt to Lennar	Total Debt Without Recourse to Lennar	Total JV Debt	Total JV Equity	JV Debt to Total Capital Ratio	Remaining Homes/ Homesites in JV
	(Dollars in thousands)
Partner Type:
Land Owners/Developers	$680,933	62,196	—	62,196	157,190	219,386	$387,439	36%	26,687
Other Builders	505,775	66,450	8,862	57,588	122,216	188,666	271,097	41%	8,722
Financial	2,614,336	70,495	50,878	19,617	917,762	988,257	1,336,293	43%	44,764
Strategic	402,776	86,179	33,445	52,734	51,163	137,342	254,460	35%	6,754

Total	$4,203,820	285,320	93,185	192,135	1,248,331	1,533,651	$2,249,289	41%	86,927

Land seller debt and other debt		$2,420	—	2,420	52,319	54,739

Total JV debt		$287,740	93,185	194,555	1,300,650	1,588,390

The table below indicates the assets, debt and equity of our 10 largest unconsolidated joint venture investments as of November 30, 2009:

	Lennar’s Investment		Total JV Assets	Gross Recourse Debt to Lennar	Reimbursement Agreements	Net Recourse Debt to Lennar	Total Debt Without Recourse to Lennar	Total JV Debt	Total JV Equity	JV Debt to Total Capital Ratio
	(Dollars in thousands)
Land Development JVs (1):
Platinum Triangle Partners		$98,527	270,692	66,889	33,445	33,444	—	66,889	194,835	26%
Heritage Fields El Toro		84,352	1,248,401	—	—	—	545,518	545,518	674,089	45%
Newhall Land Development (2)		49,811	473,954	—	—	—	—	—	290,008	—
56th & Lone Mountain		39,123	109,921	15,117	—	15,117	15,116	30,233	77,900	28%
Runkle Canyon		36,690	74,888	—	—	—	—	—	73,381	—
MS Rialto Residential Holdings		32,357	490,461	—	—	—	110,185	110,185	352,854	24%
Ballpark Village		31,495	121,067	—	—	—	56,910	56,910	62,520	48%
Rocking Horse Partners		19,414	49,295	—	—	—	9,616	9,616	38,611	20%
Treasure Island Community Development		15,277	34,214	—	—	—	—	—	30,584	—
Willow Springs Properties		15,135	33,789	—	—	—	3,508	3,508	30,270	10%

10 largest JV investments		422,181	2,906,682	82,006	33,445	48,561	740,853	822,859	1,825,052	31%

Other JVs		186,959	1,297,138	203,314	59,740	143,574	507,478	710,792	424,237	63%

Total		$609,140	4,203,820	285,320	93,185	192,135	1,248,331	1,533,651	2,249,289	41%

Land seller debt and other debt	$			2,420	—	2,420	52,319	54,739

Total JV debt	$			287,740	93,185	194,555	1,300,650	1,588,390

(1)

All of the joint ventures presented in the table above operate in our Homebuilding West segment except for 56th & Lone Mountain, Rocking Horse Partners and Willow Springs Properties, which operate in our Homebuilding Central segment, and MS Rialto Residential Holdings, which operates in all of our homebuilding segments and Homebuilding Other.

(2)	During 2009, LandSource emerged from bankruptcy as a new reorganized company named Newhall Land Development, LLC. As a result, all of LandSource’s bank debts were discharged.

The table below indicates the percentage of assets, debt and equity of our 10 largest unconsolidated joint venture investments as of November 30, 2009:

	% of Total JV Assets	% of Gross Recourse Debt to Lennar	% of Net Recourse Debt to Lennar	% of Total Debt Without Recourse to Lennar	% of Total JV Equity
10 largest JVs	69%	29%	25%	59%	81%
Other	31%	71%	75%	41%	19%

Total	100%	100%	100%	100%	100%

Option Contracts

We have access to land through option contracts, which generally enables us to control portions of properties owned by third parties (including land funds) and unconsolidated entities until we have determined whether to exercise the option.

A majority of our option contracts require a non-refundable cash deposit or irrevocable letter of credit based on a percentage of the purchase price of the land. Until recently, these option deposits generally have approximated 10% of the exercise price. Our option contracts sometimes include price adjustment provisions, which adjust the purchase price of the land to its approximate fair value at the time of acquisition or are based on fair value at the time of takedown. The exercise periods of our option contracts generally range from one-to-ten years.

Our investments in option contracts are recorded at cost unless those investments are determined to be impaired, in which case our investments are written down to fair value. We review option contracts for indicators of impairment during each reporting period. The most significant indicator of impairment is a decline in the fair value of the optioned property such that the purchase and development of the optioned property would no longer meet our targeted return on investment. Such declines could be caused by a variety of factors including increased competition, decreases in demand or changes in local regulations that adversely impact the cost of development. Changes in any of these factors would cause us to re-evaluate the likelihood of exercising our land options.

Some option contracts contain a predetermined take-down schedule for the optioned land parcels. However, in almost all instances, we are not required to purchase land in accordance with those take-down schedules. In substantially all instances, we have the right and ability to not exercise our option and forfeit our deposit without further penalty, other than termination of the option and loss of any unapplied portion of our deposit and pre-acquisition costs. Therefore, in substantially all instances, we do not consider the take-down price to be a firm contractual obligation.

When we intend not to exercise an option, we write-off any deposit and pre-acquisition costs associated with the option contract. For the years ended November 30, 2009, 2008 and 2007, we wrote-off $84.4 million, $97.2 million and $530.0 million, respectively, of option deposits and pre-acquisition costs related to homesites under option that we do not intend to purchase.

The table below indicates the number of homesites owned and homesites to which we had access through option contracts with third parties (“optioned”) or unconsolidated joint ventures in which we have investments (“JVs”) (i.e., controlled homesites) for each of our homebuilding segments and Homebuilding Other at November 30, 2009 and 2008:

November 30, 2009	Controlled Homesites			Owned Homesites	Total Homesites
	Optioned	JVs	Total
East	4,701	1,900	6,601	28,406	35,007
Central	1,273	2,381	3,654	15,607	19,261
West	78	7,667	7,745	24,770	32,515
Houston	901	1,728	2,629	6,672	9,301
Other	470	74	544	7,248	7,792

Total homesites	7,423	13,750	21,173	82,703	103,876

November 30, 2008	Controlled Homesites			Owned Homesites	Total Homesites
	Optioned	JVs	Total
East	8,705	4,444	13,149	25,688	38,837
Central	1,820	5,991	7,811	14,501	22,312
West	203	12,078	12,281	18,776	31,057
Houston	1,461	2,654	4,115	7,389	11,504
Other	529	704	1,233	8,327	9,560

Total homesites	12,718	25,871	38,589	74,681	113,270

We evaluate all option contracts for land when entered into or upon a reconsideration event to determine whether we are the primary beneficiary of certain of these option contracts. Although we do not have legal title to the optioned land, if we are deemed to be the primary beneficiary, we are required to consolidate the land under option at the purchase price of the optioned land. During the year ended November 30, 2009, the effect of consolidation of these option contracts was an increase of $14.3 million to consolidated inventory not owned with a corresponding increase to liabilities related to consolidated inventory not owned in our consolidated balance sheet as of November 30, 2009. This increase was offset primarily by our exercise of options to acquire land under certain contracts previously consolidated, resulting in a net decrease in consolidated inventory not owned of $84.1 million. To reflect the purchase price of the inventory consolidated, we reclassified $2.6 million of related option deposits from land under development to consolidated inventory not owned in the accompanying consolidated balance sheet as of November 30, 2009. The liabilities related to consolidated inventory not owned primarily represent the difference between the option exercise prices for the optioned land and our cash deposits.

Our exposure to loss related to our option contracts with third parties and unconsolidated entities consisted of our non-refundable option deposits and pre-acquisition costs totaling $127.4 million and $191.2 million, respectively, at November 30, 2009 and 2008. Additionally, we had posted $58.2 million and $89.5 million, respectively, of letters of credit in lieu of cash deposits under certain option contracts as of November 30, 2009 and 2008.

Contractual Obligations and Commercial Commitments

The following table summarizes our contractual obligations at November 30, 2009:

Contractual Obligations	Total	Payments Due by Period
		Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(In thousands)
Lennar Homebuilding—Senior notes and other debts payable	$2,761,352	464,614	470,504	676,659	1,149,575
Lennar Financial Services—Notes and other debts payable	217,557	217,482	42	30	3
Interest commitments under interest bearing debt (1)	828,994	168,311	285,381	218,460	156,842
Operating leases	158,631	46,570	57,770	28,451	25,840
Other contractual obligations (2)	75,000	75,000	—	—	—

Total contractual obligations (3)	$4,041,534	971,977	813,697	923,600	1,332,260

(1)	Interest commitments on variable interest-bearing debt are determined based on the interest rate as of November 30, 2009.
(2)	Commitment to fund an equity investment.
(3)	Total contractual obligations exclude our gross unrecognized tax benefits of $77.2 million as of November 30, 2009 because we are unable to make reasonable estimates as to the period of cash settlement with the respective taxing authorities.

We are subject to the usual obligations associated with entering into contracts (including option contracts) for the purchase, development and sale of real estate in the routine conduct of our business. Option contracts for the purchase of land generally enable us to defer acquiring portions of properties owned by third parties and unconsolidated entities until we have determined whether to exercise our option. This reduces our financial risk associated with land holdings. At November 30, 2009, we had access to 21,173 homesites through option contracts with third parties and unconsolidated entities in which we have investments. At November 30, 2009, we had $127.4 million of non-refundable option deposits and pre-acquisition costs related to certain of these homesites and $58.2 million of letters of credit posted in lieu of cash deposits under certain option contracts.

At November 30, 2009, we had letters of credit outstanding in the amount of $303.1 million (which included the $58.2 million of letters of credit discussed above). These letters of credit are generally posted either with regulatory bodies to guarantee our performance of certain development and construction activities or in lieu of cash deposits on option contracts. Additionally, at November 30, 2009, we had outstanding performance and surety bonds related to site improvements at various projects (including certain projects in our joint ventures) of $821.2 million. Although significant development and construction activities have been completed related to these site improvements, these bonds are generally not released until all of the development and construction activities are completed. As of November 30, 2009, there were approximately $324.4 million, or 40%, of costs to complete related to these site improvements. We do not presently anticipate any draws upon these bonds, but if any such draws occur, we do not believe they would have a material effect on our financial position, results of operations or cash flows.

Our Lennar Financial Services segment had a pipeline of loan applications in process of $838.6 million at November 30, 2009. Loans in process for which interest rates were committed to the borrowers and builder commitments for loan programs totaled $203.6 million as of November 30, 2009. Substantially all of these commitments were for periods of 60 days or less. Since a portion of these commitments is expected to expire without being exercised by the borrowers or borrowers may not meet certain criteria at the time of closing, the total commitments do not necessarily represent future cash requirements.

        Our Lennar Financial Services segment uses mandatory mortgage-backed securities (“MBS”) forward commitments, option contracts and investor commitments to hedge our mortgage-related interest rate exposure. These instruments involve, to varying degrees, elements of credit and interest rate risk. Credit risk associated with MBS forward commitments, option contracts and loan sales transactions is managed by limiting our counterparties to investment banks, federally regulated bank affiliates and other investors meeting our credit standards. Our risk, in the event of default by the purchaser, is the difference between the contract price and fair value of the MBS forward commitments and option contracts. At November 30, 2009, we had open commitments amounting to $247.7 million to sell MBS with varying settlement dates through February 2010.

The following sections discuss economic conditions, market and financing risk, seasonality and interest rates and changing prices that may have an impact on our business:

Economic Conditions

Throughout 2009, market conditions in the homebuilding industry remained challenging. Even though consumer confidence appears to have improved during 2009 and demand in some of our markets showed signs of stabilization, the homebuilding industry was still negatively impacted by high levels of unemployment, increased foreclosures and tight credit standards. Despite our continued use of sales incentives, our net new orders were down 14% and 48%, respectively, in 2009 and 2008, even though they increased 3% in the fourth quarter of 2009 year-over-year for the first time since the first quarter of our 2006 fiscal year. Our sales incentives were $44,800 per home delivered and $48,700 per home delivered, respectively in 2009 and 2008. A continued decline in the prices for new homes could adversely affect our revenues and margins, as well as the carrying amount of our inventory and other investments.

Market and Financing Risk

We finance our contributions to JVs, land acquisition and development activities, construction activities, financial services activities and general operating needs primarily with cash generated from operations, debt issuances and equity offerings, as well as cash borrowed under our Credit Facility and borrowings under our warehouse repurchase facilities. We also purchase land under option agreements, which enables us to control homesites until we have determined whether to exercise the option. We tried to manage the financial risks of adverse market conditions associated with land holdings by what we believed to be prudent underwriting of land purchases in areas we viewed as desirable growth markets, careful management of the land development process and, until recent years, limitation of risks by using partners to share the costs of purchasing and developing land, as well as obtaining access to land through option contracts. Although we believed our land underwriting standards were conservative, we did not anticipate the severe decline in land values and the sharply reduced demand for new homes encountered throughout 2008 and 2009.

Seasonality

We have historically experienced variability in our results of operations from quarter-to-quarter due to the seasonal nature of the homebuilding business.

Interest Rates and Changing Prices

Inflation can have a long-term impact on us because increasing costs of land, materials and labor result in a need to increase the sales prices of homes. In addition, inflation is often accompanied by higher interest rates, which can have a negative impact on housing demand and the costs of financing land development activities and housing construction. Rising interest rates, as well as increased materials and labor costs, may reduce gross margins. An increase in material and labor costs is particularly a problem during a period of declining home prices. During 2009, a decrease in home sales prices contributed to lower gross margins and inventory valuation adjustments. Conversely, deflation can impact the value of real estate and make it difficult for us to recover our land costs. Therefore, either inflation or deflation could adversely impact our future results of operations.

New Accounting Pronouncements

The Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). The ASC does not alter current accounting principles generally accepted in the Unites States of America (“GAAP”), but rather integrated existing accounting standards with other authoritative guidance. The ASC provides a single source of authoritative GAAP for nongovernmental entities and supersedes all other previously issued non-Securities Exchange Commission accounting and reporting guidance. The adoption of the ASC did not have any effect on the Company’s result of operations or financial position.

In December 2007, the FASB updated certain provisions of ASC Topic 805, Business Combinations, (“ASC 805”). These provisions broaden the guidance of ASC 805, extending its applicability to all transactions and other events in which one entity obtains control over one or more other businesses. It broadens the fair value measurement and recognition requirements of assets acquired, liabilities assumed and interests transferred as a result of business combinations. ASC 805 expands on required disclosures to improve the financial statement users’ abilities to evaluate the nature and financial effects of business combinations. ASC 805 is effective for business combinations that close on or after December 1, 2009. We do not expect the adoption of these new provisions to have a material effect on our consolidated financial statements.

Adoption of New Accounting Pronouncements

        In December 2007, the FASB updated certain provisions of ASC Topic 810, Consolidation, (“ASC 810”). These provisions require that a noncontrolling interest (formerly minority interest) in a subsidiary be reported as equity and the amount of consolidated net income specifically attributable to the noncontrolling interest be identified in the consolidated financial statements. It also calls for consistency in the manner of reporting changes in the parent’s ownership interest in a subsidiary and requires fair value measurement of any noncontrolling equity investment retained in a deconsolidation. ASC 810 is effective for our fiscal year beginning December 1, 2009. The adoption of these new provisions resulted in the reclassification of the noncontrolling interests in our consolidated joint ventures into the total equity section of our consolidated balance sheet. We have applied the provisions of this ASC retrospectively to all periods presented herein.

In June 2009, the FASB updated certain provisions of ASC 810. These provisions amend the consolidation guidance applicable to variable interest entities and the definition of a variable interest entity, and require enhanced disclosures to provide more information about an enterprise’s involvement in a variable interest entity. ASC 810 also requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity. These provisions under ASC 810 are effective for our fiscal year beginning December 1, 2009. We have applied the disclosure provisions of this ASC retrospectively to all periods presented herein. The adoption of these provisions resulted in the deconsolidation of certain option contracts during our first fiscal quarter of 2010 totaling $75.5 million, previously included in the Company’s consolidated inventory not owned in our consolidated balance sheets.

In June 2008, the FASB updated certain provisions of ASC 260, Earnings per Share. These provisions were effective for our fiscal year beginning December 1, 2009. Under these provisions, all outstanding restricted common stock (“nonvested shares”) shares that contain non-forfeitable rights to dividends or dividend equivalents that participate in undistributed earnings with common stock are considered participating securities and, therefore, are included in computing earnings per share pursuant to the two-class method. The two class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating securities according to dividends or dividend equivalents and participation rights in undistributed earnings. Our nonvested shares are considered participating securities. We have applied the provisions of this ASC retrospectively to all periods presented herein. The adoption of these provisions did not impact our basic and diluted loss per share, except for the year ended November 30, 2008 where loss per share was impacted by $0.01, from $7.00 to $7.01.

Critical Accounting Policies and Estimates

Our accounting policies are more fully described in Note 1 of the notes to our consolidated financial statements included in Item 8 of this document. As discussed in Note 1, the preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about future events that affect the amounts reported in our consolidated financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and such differences may be material to our consolidated financial statements. Listed below are those policies and estimates that we believe are critical and require the use of significant judgment in their application.

Homebuilding Operations

Revenue Recognition

Revenues from sales of homes are recognized when sales are closed and title passes to the new homeowner, the new homeowner’s initial and continuing investment is adequate to demonstrate a commitment to pay for the home, the new homeowner’s receivable is not subject to future subordination and we do not have a substantial continuing involvement with the new home. Revenues from sales of land are recognized when a significant down payment is received, the earnings process is complete, title passes and collectability of the receivable is reasonably assured. We believe that the accounting policy related to revenue recognition is a critical accounting policy because of the significance of revenue.

Inventories

Inventories are stated at cost unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventory costs include land, land development and home construction costs, real estate taxes, deposits on land purchase contracts and interest related to development and construction. We review our inventory for indicators of impairment by evaluating each community during each reporting period. The inventory within each community is categorized as finished homes and construction in progress or land under development based on the development state of the community. There were 390 and 493 active communities as of November 30, 2009 and 2008, respectively. If the undiscounted cash flows expected to be generated by a community are less than its carrying amount, an impairment charge is recorded to write down the carrying amount of such community to its fair value.

In conducting our review for indicators of impairment on a community level, we evaluate, among other things, the margins on homes that have been delivered, margins on homes under sales contracts in backlog, projected margins with regard to future home sales over the life of the community, projected margins with regard to future land sales, and the estimated fair value of the land itself. We pay particular attention to communities in which inventory is moving at a slower than anticipated absorption pace and communities whose average sales price and/or margins are trending downward and are anticipated to continue to trend downward. From this review, we identify communities whose carrying values exceed their undiscounted cash flows. While all of our homebuilding segments and Homebuilding Other have been severely impacted by the downturn in the housing market, our West Homebuilding segment has been most significantly impacted as evidenced by its decrease in revenues of 43% for the year ended November 30, 2009, compared to the year ended November 30, 2008.

        We estimate the fair value of our communities using a discounted cash flow model. These projected cash flows for each community are significantly impacted by estimates related to market supply and demand, product type by community, homesite sizes, sales pace, sales prices, sales incentives, construction costs, sales and marketing expenses, the local economy, competitive conditions, labor costs, costs of materials and other factors for that particular community. Every division evaluates the historical performance of each of its communities as well as the current trends in the market and economy impacting the community and its surrounding areas. These trends are analyzed for each of the estimates listed above. For example, since the start of the downturn in the housing market, we have found ways to reduce our construction costs in many communities, and this reduction in construction costs in addition to changes in product type in many communities has impacted future estimated cash flows.

Each of the homebuilding markets we operate is unique, as homebuilding has historically been a local business driven by local market conditions and demographics. Each of our homebuilding markets is dynamic and has specific supply and demand relationships reflective of local economic conditions. Our projected cash flows are impacted by many assumptions. Some of the most critical assumptions in our cash flow models are our projected absorption pace for home sales, sales prices and costs to build and deliver our homes on a community by community basis.

In order to arrive at the assumed absorption pace for home sales included in our cash flow models, we analyze our historical absorption pace in the community as well as other communities in the geographical area. In addition, we analyze internal and external market studies and trends, which generally include, but are not limited to, statistics on population demographics, unemployment rates and availability of competing product in the geographic area where the community is located. When analyzing our historical absorption pace for home sales and corresponding internal and external market studies, we place greater emphasis on more current metrics and trends such as the absorption pace realized in our most recent quarters as well as forecasted population demographics, unemployment rates and availability of competing product. Generally, if we notice a variation from historical results over a span of two fiscal quarters, we consider such variation to be the establishment of a trend and adjust our historical information accordingly in order to develop assumptions on the projected absorption pace in the cash flow model for a community.

In order to determine the assumed sales prices included in our cash flow models, we analyze the historical sales prices realized on homes we delivered in the community and other communities in the geographical area as well as the sales prices included in our current backlog for such communities. In addition, we analyze internal and external market studies and trends, which generally include, but are not limited to, statistics on sales prices in neighboring communities and sales prices on similar products in non-neighboring communities in the geographic area where the community is located. When analyzing our historical sales prices and corresponding market studies, we also place greater emphasis on more current metrics and trends such as future forecasted sales prices in neighboring communities as well as future forecasted sales prices for similar product in non-neighboring communities. Generally, if we notice a variation from historical results over a span of two fiscal quarters, we consider such variation to be the establishment of a trend and adjust our historical information accordingly in order to develop assumptions on the projected sales prices in the cash flow model for a community.

In order to arrive at our assumed costs to build and deliver our homes, we generally assume a cost structure reflecting contracts currently in place with our vendors adjusted for any anticipated cost reduction initiatives or increases in cost structure. Costs assumed in our cash flow models for our communities are generally based on the rates we are currently obligated to pay under existing contracts with our vendors adjusted for any anticipated cost reduction initiatives or increases in cost structure.

Due to the fact that the estimates and assumptions included in our cash flow models are based upon historical results and projected trends, they do not anticipate unexpected changes in market conditions that may lead to us incurring additional impairment charges in the future.

Using all the available trend information, we calculate our best estimate of projected cash flows for each community. While many of the estimates are calculated based on historical and projected trends, all estimates are subjective and change from market to market and community to community as market and economic conditions change. The determination of fair value also requires discounting the estimated cash flows at a rate we believe a market participant would determine to be commensurate with the inherent risks associated with the assets and related estimated cash flow streams. The discount rate used in determining each asset’s fair value depends on the community’s projected life and development stage. We generally use a discount rate of approximately 20%, subject to the perceived risks associated with the community’s cash flow streams relative to its inventory.

We estimate the fair value of inventory evaluated for impairment based on market conditions and assumptions made by management at the time the inventory is evaluated, which may differ materially from actual results if market conditions or our assumptions change. For example, further market deterioration or changes in our assumptions may lead to us incurring additional impairment charges on previously impaired inventory, as well as on inventory not currently impaired, but for which indicators of impairment may arise if further market deterioration occurs.

We also have access to land inventory through option contracts, which generally enables us to defer acquiring portions of properties owned by third parties and unconsolidated entities until we have determined whether to exercise our option. A majority of our option contracts require a non-refundable cash deposit or irrevocable letter of credit based on a percentage of the purchase price of the land. Our option contracts are recorded at cost. In determining whether to walk-away from an option contract, we evaluate the option primarily based upon the expected cash flows from the property that is the subject of the option. If we intend to walk-away from an option contract, we record a charge to earnings in the period such decision is made for the deposit amount and related pre-acquisition costs associated with the option contract.

        We believe that the accounting related to inventory valuation and impairment is a critical accounting policy because: (1) assumptions inherent in the valuation of our inventory are highly subjective and susceptible to change and (2) the impact of recognizing impairments on our inventory has been and could continue to be material to our consolidated financial statements. Our evaluation of inventory impairment, as discussed above, includes many assumptions. The critical assumptions include the timing of the home sales within a community, management’s projections of selling prices and costs and the discount rate applied to estimate the fair value of the homesites within a community on the balance sheet date. Our assumptions on the timing of home sales are critical because the homebuilding industry has historically been cyclical and sensitive to changes in economic conditions such as interest rates, credit availability, unemployment levels and consumer sentiment. Changes in these economic conditions could materially affect the projected sales price, costs to develop the homesites and/or absorption rate in a community. Our assumptions on discount rates are critical because the selection of a discount rate affects the estimated fair value of the homesites within a community. A higher discount rate reduces the estimated fair value of the homesites within the community, while a lower discount rate increases the estimated fair value of the homesites within a community. Because of changes in economic and market conditions and assumptions and estimates required of management in valuing inventory during changing market conditions, actual results could differ materially from management’s assumptions and may require material inventory impairment charges to be recorded in the future.

During the years ended November 30, 2009, 2008 and 2007, we recorded the following inventory impairments:

	Years Ended November 30,
	2009	2008	2007
	(In thousands)
Valuation adjustments to finished homes, CIP and land on which we intend to build homes (1)	$180,239	195,518	747,843
Valuation adjustments to land we intend to sell or have sold to third parties (2)	95,314	47,791	1,167,294
Write-offs of option deposits and pre-acquisition costs	84,372	97,172	529,981

Total inventory impairments	$359,925	340,481	2,445,118

(1)	Valuation adjustments to finished homes, CIP and land on which we intend to build homes for the years ended November 30, 2009, 2008 and 2007 relate to 131 communities, 146 communities and 428 communities, respectively.
(2)	The $1.2 billion of valuation adjustments recorded in 2007 to land we intend to sell or have sold to third parties included $740.4 million of valuation adjustments related to a portfolio of land we sold to a strategic land investment venture with Morgan Stanley Real Estate Fund II, L.P., an affiliate of Morgan Stanley & Co., Inc., which was formed in November 2007 and in which we have a 20% ownership interest.

The valuation adjustments were estimated based on market conditions and assumptions made by management at the time the valuation adjustments were recorded, which may differ materially from actual results if market conditions or our assumptions change. See Note 2 of the notes to our consolidated financial statements included in Item 8 of this document for details related to valuation adjustments and write-offs by reportable segment and Homebuilding Other.

Warranty Costs

Although we subcontract virtually all aspects of construction to others and our contracts call for the subcontractors to repair or replace any deficient items related to their trades, we are primarily responsible to correct any deficiencies. Additionally, in some instances, we may be held responsible for the actions of or losses incurred by subcontractors. Warranty reserves are established at an amount estimated to be adequate to cover potential costs for materials and labor with regard to warranty-type claims expected to be incurred subsequent to the delivery of a home. Reserves are determined based upon historical data and trends with respect to similar product types and geographical areas. We believe the accounting estimate related to the reserve for warranty costs is a critical accounting estimate because the estimate requires a large degree of judgment.

At November 30, 2009, the reserve for warranty costs was $158.0 million, which included $58.0 million related to defective drywall manufactured in China that was purchased and installed by various of our subcontractors. Defective Chinese drywall appears to be an industry-wide issue as other homebuilders have publicly disclosed that they are experiencing similar issues with defective Chinese drywall. While we believe that the reserve for warranty costs is adequate, there can be no assurances that historical data and trends will accurately predict our actual warranty costs. Additionally, there can be no assurances that future economic or financial developments might not lead to a significant change in the reserve.

Investments in Unconsolidated Entities

We strategically invest in unconsolidated entities that acquire and develop land (1) for our homebuilding operations or for sale to third parties or (2) for construction of homes for sale to third-party homebuyers. Our partners generally are unrelated homebuilders, land owners/developers and financial or other strategic partners.

Most of the unconsolidated entities through which we acquire and develop land are accounted for by the equity method of accounting because we are not the primary beneficiary, and we have a significant, but less than controlling, interest in the entities. We record our investments in these entities in our consolidated balance sheets as “Investments in Unconsolidated Entities” and our pro-rata share of the entities’ earnings or losses in our consolidated statements of operations as “Equity in Earnings (Loss) from Unconsolidated Entities,” as described in Note 4 of the notes to our consolidated financial statements. Advances to these entities are included in the investment balance.

Management looks at specific criteria and uses its judgment when determining if we are the primary beneficiary of, or have a controlling interest in, an unconsolidated entity. Factors considered in determining whether we have significant influence or we have control include risk and reward sharing, experience and financial condition of the other partners, voting rights, involvement in day-to-day capital and operating decisions and continuing involvement. The accounting policy relating to the use of the equity method of accounting is a critical accounting policy due to the judgment required in determining whether we are the primary beneficiary or have control or significant influence.

        As of November 30, 2009, we believe that the equity method of accounting is appropriate for our investments in unconsolidated entities where we are not the primary beneficiary and we do not have a controlling interest, but rather share control with our partners. At November 30, 2009, the unconsolidated entities in which we had investments had total assets of $4.2 billion and total liabilities of $2.0 billion.

We evaluate our investments in unconsolidated entities for indicators of impairment during each reporting period. A series of operating losses of an investee or other factors may indicate that a decrease in the value of our investment in the unconsolidated entity has occurred which is other-than-temporary. The amount of impairment recognized is the excess of the investment’s carrying amount over its estimated fair value.

The evaluation of our investment in unconsolidated entities includes certain critical assumptions: (1) projected future distributions from the unconsolidated entities, (2) discount rates applied to the future distributions and (3) various other factors. Our assumptions on the projected future distributions from the unconsolidated entities are dependent on market conditions. Specifically, distributions are dependent on cash to be generated from the sale of inventory by the unconsolidated entities. Such inventory is also reviewed for potential impairment by the unconsolidated entities. The review for inventory impairment performed by our unconsolidated entities is materially consistent with our process, as discussed above, for evaluating its own inventory as of the end of a reporting period. The unconsolidated entities generally also use a discount rate of approximately 20% in their reviews for impairment, subject to the perceived risks associated with the community’s cash flow streams relative to its inventory. If a valuation adjustment is recorded by an unconsolidated entity related to its assets, our proportionate share of it is reflected in our equity in loss from unconsolidated entities with a corresponding decrease to our investment in unconsolidated entities. In certain instances, we may be required to record additional losses relating to our investment in unconsolidated entities; such losses are included in other expense, net. We believe our assumptions on the projected future distributions from the unconsolidated entities are critical because the operating results of the unconsolidated entities from which the projected distributions are derived are dependent on the status of the homebuilding industry, which has historically been cyclical and sensitive to changes in economic conditions such as interest rates, credit availability, unemployment levels and consumer sentiment. Changes in these economic conditions could materially affect the projected operational results of the unconsolidated entities from which the distributions are derived.

In addition, we believe our assumptions on discount rates are also critical accounting policies because the selection of the discount rates also affects the estimated fair value of our investment in unconsolidated entities. A higher discount rate reduces the estimated fair value of our investment in unconsolidated entities, while a lower discount rate increases the estimated fair value of our investment in unconsolidated entities. Because of changes in economic conditions, actual results could differ materially from management’s assumptions and may require material valuation adjustments to our investments in unconsolidated entities to be recorded in the future.

Additionally, we consider various qualitative factors to determine if a decrease in the value of our investment is other-than-temporary. These factors include age of the venture, intent and ability for us to recover our investment in the entity, short-term liquidity needs of the unconsolidated entity, trends in the general economic environment of the land, entitlement status of the land held by the unconsolidated entity, overall projected returns on investment, defaults under contracts with third parties (including bank debt), recoverability of the investment through future cash flows and relationships with the other partners and banks. If we believe that the decline in the fair value of the investment is temporary, then no impairment is recorded.

During the years ended November 30, 2009, 2008 and 2007, we recorded the following valuation adjustments related to our investments in unconsolidated entities:

	Years Ended November 30,
	2009	2008	2007
	(In thousands)
Our share of valuation adjustments related to assets of unconsolidated entities	$101,893	32,245	364,162
Valuation adjustments to our investments in unconsolidated entities	88,972	172,790	132,206

Total valuation adjustments to our investments in unconsolidated entities	$190,865	205,035	496,368

These valuation adjustments were calculated based on market conditions and assumptions made by management at the time the valuation adjustments were recorded, which may differ materially from actual results if market conditions or our assumptions change. See Note 2 of the notes to our consolidated financial statements included in Item 8 of this document for details related to valuation adjustments and write-offs by reportable segment and homebuilding other.

Financial Services Operations

Revenue Recognition

        Premiums from title insurance policies are recognized as revenue on the effective date of the policies. Escrow fees and loan origination revenues are recognized at the time the related real estate transactions are completed, usually upon the close of escrow. Expected gains and losses from the sale of loans and their related servicing rights are included in the measurement of all written loan commitments that are accounted for at fair value through earnings at the time of commitment. Interest income on loans held-for-sale and loans held-for-investment is recognized as earned over the terms of the mortgage loans based on the contractual interest rates. We believe that the accounting policy related to revenue recognition is a critical accounting policy because of the significance of revenue.

Allowance for Loan and Other Losses

We provide an allowance for loan losses by taking into consideration various factors such as past loan loss experience, present economic conditions and other factors considered relevant by management. Anticipated changes in economic conditions, which may influence the level of the allowance, are considered in the evaluation by management when the likelihood of the changes can be reasonably determined. This analysis is based on judgments and estimates and may change in response to economic developments or other conditions that may influence borrowers’ financial conditions or prospects. At November 30, 2009, the allowance for loan losses was $7.4 million, compared to $20.4 million at November 30, 2008. We believe that the 2009 year-end allowance is adequate, particularly in view of the fact that we usually sell the loans in the secondary mortgage market on a non-recourse basis within 30 days after we originate them. Since we remain liable for certain representations and warranties, there can be no assurances that further deterioration in the housing market and future economic or financial developments, including general interest rate increases or a slowdown in the economy, might not lead to increased provisions to the allowance or a higher occurrence of loan write-offs. This allowance requires management’s judgment and estimate. For these reasons, we believe that the accounting estimate related to the allowance for loan losses is a critical accounting estimate.

We provide a reserve for estimated title and escrow losses based upon management’s evaluation of claims presented and estimates for any incurred but not reported claims. The reserve is established at a level that management estimates to be sufficient to satisfy those claims where a loss is determined to be probable and the amount of such loss can be reasonably estimated. The reserve for title and escrow losses for both known and incurred but not reported claims is considered by management to be adequate for such purposes.

Homebuilding and Financial Services Operations

Goodwill

Goodwill represents the excess of the purchase price paid over the fair value of the net assets acquired in business combinations. Evaluating goodwill for impairment involves the determination of the fair value of our reporting units in which we have recorded goodwill. A reporting unit is a component of an operating segment for which discrete financial information is available and reviewed by management on a regular basis. Inherent in the determination of fair value of our reporting units are certain estimates and judgments, including the interpretation of current economic indicators and market valuations as well as our strategic plans with regard to our operations. To the extent additional information arises or our strategies change, it is possible that our conclusion regarding goodwill impairment could change, which could have a material effect on our financial position and results of operations. For these reasons, we believe that the accounting estimate related to goodwill impairment is a critical accounting estimate.

We review goodwill annually (or whenever indicators of impairment exist) for impairment. For our review of the Lennar Financial Services segment’s goodwill during the years ended November 30, 2009 and 2008, we determined the fair value of our Lennar Financial Services segment based entirely on the income approach due to a lack of guideline companies with adequate comparisons to our Lennar Financial Services segment on a stand alone basis.

The income approach establishes fair value by methods which discount or capitalize earnings and/or cash flow by a discount or capitalization rate that reflects market rate of return expectations, market conditions and the risk of the relative investment. We used a discounted cash flow method when applying the income approach. This analysis includes operating income, interest expense, taxes and incremental working capital, as well as other factors. The projections used in the analysis are for a five-year period and represent what we consider to be normalized earnings.

In determining the fair value of our Lennar Financial Services segment under the income approach, our expected cash flows are affected by various assumptions. The most significant assumptions affecting our expected cash flows are the discount rate, projected revenue growth rate and operating profit margin. The impact of a change in any of our significant underlying assumptions +/- 1% would not result in a materially different fair value.

We performed our annual impairment test in the fourth quarter of fiscal 2009 for our Lennar Financial Services segment’s goodwill, and determined that an impairment adjustment was not required. During the year ended November 30, 2008, we impaired $27.2 million of our Lennar Financial Services segment’s goodwill. During the year ended November 30, 2007, we impaired all goodwill related to our homebuilding operations amounting to $190.2 million. As of November 30, 2009 and 2008, there were no material identifiable intangible assets, other than goodwill.

At both November 30, 2009 and 2008, goodwill recorded in our Lennar Financial Services segment was $34.0 million.

Valuation of Deferred Tax Assets

We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as attributable to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which the temporary differences are expected to be recovered or paid. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the changes are enacted.

        A reduction of the carrying amounts of deferred tax assets by a valuation allowance is required if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets are assessed each reporting period by us based on the more-likely-than-not realization threshold criterion. In the assessment for a valuation allowance, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with loss carryforwards not expiring unused and tax planning alternatives. Based upon all available evidence, we recorded a valuation allowance against our deferred tax assets of $730.8 million during the year ended November 30, 2008, and increased it by $269.6 million during the year ended November 30, 2009. In addition, we recorded a reversal of $351.8 million to the deferred tax asset valuation allowance during the year ended November 30, 2009 primarily due to a change in tax legislation, which allowed us to carry back our fiscal year 2009 tax loss to recover previously paid income taxes. At November 30, 2009 and 2008, our deferred tax assets, as well as the valuation allowance recorded, were $647.4 million and $730.8 million, respectively. In future periods, the allowance could be reduced based on sufficient evidence indicating that it is more likely than not that a portion or all of our deferred tax assets will be realized. As such, at both November 30, 2009 and 2008, we had no net deferred tax assets.

We believe that the accounting estimate for the valuation of deferred tax assets is a critical accounting estimate because judgment is required in assessing the likely future tax consequences of events that have been recognized in our financial statements or tax returns. We base our estimate of deferred tax assets and liabilities on current tax laws and rates and, in certain cases, business plans and other expectations about future outcomes. Changes in existing tax laws or rates could affect actual tax results and future business results, which may affect the amount of deferred tax liabilities or the valuation of deferred tax assets over time. Our accounting for deferred tax consequences represents our best estimate of future events.

Share-Based Payments

We have share-based awards outstanding under four different plans which provide for the granting of stock options and stock appreciation rights and awards of restricted common stock (“nonvested shares”) to key officers, associates and directors. The exercise prices of stock options and stock appreciation rights may not be less than the market value of the common stock on the date of the grant. Exercises are permitted in installments determined when options are granted. Each stock option and stock appreciation right will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant. We account for stock option awards granted under the plans based on the estimated grant date fair value.

We believe that the accounting estimate for share based payments is a critical accounting estimate because the calculation of share-based employee compensation expense involves estimates that require management’s judgments. These estimates include the fair value of each of our stock option awards, which are estimated on the date of grant using a Black-Scholes option-pricing model as discussed in Note 12 of the notes to our consolidated financial statements included under Item 8 of this document. The fair value of our stock option awards, which are subject to graded vesting, is expensed on a straight-line basis over the vesting life of the options. Expected volatility is based on an average of (1) historical volatility of our stock and (2) implied volatility from traded options on our stock. The risk-free rate for periods within the contractual life of the stock option award is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award is granted with a maturity equal to the expected term of the stock option award granted. We use historical data to estimate stock option exercises and forfeitures within our valuation model. The expected life of stock option awards granted is derived from historical exercise experience under our share-based payment plans and represents the period of time that stock option awards granted are expected to be outstanding